U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES
Pursuant to Section 12(b) of the Securities Exchange Act of 1934

KIBUSH CAPITAL CORPORATION

 (Exact name of registrant as specified in its charter)

Nevada	57-1218088
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

 c/o David Lubin & Associates, PLLC

108 S. Franklin Avenue

Valley Stream, NY 11580

(Address of principal executive offices)

516-887-8200

(Registrant’s telephone number, including area code)

Securities registered pursuant to Section 12(b) of the Exchange Act: None

Securities registered pursuant to Section 12(g) of the Exchange Act:Common Stock, $0.001 par value

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller Reporting Company	☒
(Do not check if a smaller reporting company)

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Forward-Looking Statements

Forward-looking statements reflect the current view about future events. When used in this Form 10, the words “anticipate,” “believe,” “estimate,” “expect,” “future,” “intend,” “plan,” or the negative of these terms and similar expressions, as they relate to us or our management, identify forward-looking statements. Such statements, include, but are not limited to, statements contained in this Form 10 relating to our business strategy, our future operating results and liquidity and capital resources outlook. Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward–looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements. They are neither statements of historical fact nor guarantees of assurance of future performance. We caution you therefore against relying on any of these forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, without limitation, a continued decline in general economic conditions; decreased demand for our products and services; market acceptance of our products and services; the impact of any infringement actions or other litigation brought against us; competition from other companies; our ability to develop our and commercialize new and improved products and services; our ability to raise capital to fund continuing operations; changes in government regulation; our ability to complete customer transactions and capital raising transactions; and other factors (including the risks contained in the section of this prospectus entitled “Risk Factors”) relating to our industry and our operations. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned.

Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We cannot guarantee future results, levels of activity, performance or achievements. Except as required by applicable law we do not intend to update any of the forward-looking statements to conform these statements to actual results.

Item 1. Description of Business.

Overview

We were incorporated in the State of Nevada on January 5, 2005 under the name Premier Platform Holding Company, Inc. On August 18, 2006, we completed a merger with Premier Platform Holding Company, Inc., a Colorado corporation, and on February 4, 2005 changed our name to Paolo Nevada Enterprises, Inc. We changed our name on January 10, 2006 to David Loren Corporation and to Kibush Capital Corporation on August 23, 2013.

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act (“JOBS Act”).

On July 5, 2013, the Company and Beachwood Capital, LLC, a Nevada limited liability company (“Beachwood Capital”) and the owner of 67,163,048 shares of our common stock and 3,000,0000 shares of our Series A preferred stock (the "Preferred Stock"), consummated the transaction contemplated by the Stock Purchase Agreement as of June 20, 2013 with More Superannuation Fund, an Australian entity, pursuant to which the Buyer purchased all the shares of common stock and the Preferred Stock from Beachwood Capital. The purchase price for the shares was $100,000. As a result of this change in control, the current sole officer and director of the Company is Warren Sheppard.

On October 15, 2013, we completed the acquisition of 80% of the common stock of Instacash Pty Ltd., a micro-lender licensed in Australia (“Instacash”), for a purchase price of $500,000 payable by a $500,000 promissory note.

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Our Business

Instacash

We are engaged in the micro-lending business through our new acquired subsidiary, Instacash. InstaCash is a micro lender licensed to provide currency services and financial products, the demand for which we believe is rapidly increasing in an underserved market because of stringent new government regulations in Australia to which the Company adheres. Micro lenders typically make small short-term loans to consumers who have limited access to credit, including consumers with low incomes or poor credit scores. Loans have a fixed fee, low annual interest charges and require repayment via a direct debit authority. We believe that micro lending offers easy and fast processing from application to approval and provision of funds.

InstaCash was founded in 2010 and specializes in servicing under-banked consumers for short term credit contracts in Australia.

The financial products currently offered by Instacash consist of small loans (between $100 and $2,000).

Industry Overview

The micro lending industry is designed to provide individuals with small amount loans to meet unexpected or a one off expenses such as new tires, car repairs, registration, medical, excursions, etc. However we are seeing a trend towards micro loans being sought for the costs of everyday essentials. Because loans of less than $5,000 are typically not provided by banks, we believe that there is a real gap in the market for this type of loan. The Australian Securities and Investment Corporation (“ASIC”) estimates that there are 400 credit provider licenses in Australia that define their chosen industry as “micro finance”. The National Financial Services Federation, widely recognized in Australia as the voice of the industry and heavily consulted by legislators and regulators, estimates that there are 625 outlets across Australia servicing $1.2 billion in loans to over 750,000 consumers and has realized growth on average of 15.5% per annum compounded in 2013.

Why customers use the service:

•	Cash Flow Crisis-Consumers with $40,000-$60,000 in household income have little liquidity to fund unexpected bills or emergencies

•

Easy to Execute-A consumer can produce the required documentation and have cash within an hour and existing customers in 15 minutes or less. A credit card increase or overdraft could take 3-4 business days to be approved by a mainstream lender.

•

Less expensive and less embarrassing than incurring a dishonored transaction - Banks may charge a dishonor fee of between $25 and $40 for dishonored or late transactions. Additionally the entity receiving the payment may also impose a late payment fee. These combined charges can exceed the cost of a short term loan.

Business Strategy

Our aim is to be the most respected finance provider by our customers, our industry peers and regulators by delivering exceptional customer service, sustainable financial performance and growth in a compliance driven framework.

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We believe that current financial services market banks are seeking to extract higher returns from their customer base which marginalizes and excludes a significant group of individuals from traditional banking products. We are an alternative financial services provider to this section of the market. Instacash currently operates via mobile lenders which entail sales personnel who are not based at a fixed location but who have face-to-face meetings with prospective clients at their locations.

Our key differentiator will be the quality of service we provide our customers. Key measures are the level of customer’s satisfaction with their most recent experience and their commitment to the relationship. A critical component of our business model is customer loyalty as we believe there is a strong correlation between customer retention and profitability. Higher levels of customer retention drive higher profits as:

•	The cost of customer acquisition occurs at the beginning of the relationship, the longer the relationship, the lower the amortized cost;

•	Account maintenance costs decline as a percentage of total costs (or as a percentage of revenue);

•	Long term customers initiate word of mouth promotions and referrals;

•

We believe that long term customers are more likely to purchase ancillary products and high margin supplemental services, such as payment plans for utilities, insurance and credit card history cleaning or credit card debt negotiations; and

•	Long term customers have a greater sense of responsibility due to the relationships they have developed with our customer service staff and we believe are less likely to default.

Summary of how revenue is earned:

New Loan $500

x 24% = $120 (this fee is paid up front)

Total credit amount =$620 x 48% (4% per month) /365 x 29 (average days in loan term) = $23.64 interest. Total repayment $643.64

There are several different ways in which a customer can make repayments, direct debit, EFT to our account, or by money order. We find the preferred option is by cash transfer by internet banking. Customers generally make weekly repayments so we have many opportunities to engage them with other services such as payments plans for utilities, insurance and credit card debt negotiation.

With a focus on responsible lending we believe that we have minimized our exposure to bad debt. As noted above, the Company hopes to incorporate complimentary products/services and build on bringing solution-specific products to the market. We are often asked about such items as larger longer term loans, credit cards, insurance, check cashing, money transfers, foreign exchange and bill payments. Our team has experience in all of these areas and we have built our IT systems with these growth initiatives in mind. However, the Company does not currently offer services other than small loans.

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Alluvial Gold Mining Venture

On February 14, 2014, we entered into an Assignment and Bill of Sale with Five Arrows Limited (“Five Arrows”) pursuant to which Five Arrows agreed to assign to the Company all of its right, title and interest in two 50 ton per hour trammels, one 35 ton excavator, a warehouse/office, a concrete processing apron feeding to the operations area in the warehouse and four 35 ton per hour particle concentrators for use in our alluvial mining operations. In consideration therefor, the Company issued 40,000,000 shares of its common stock to Five Arrows. On February 28, 2014, we entered into a joint venture agreement with the holders of alluvial gold mining leases (“Leaseholders”) of Mining Leases ML296-301 and ML278 covering approximately 26 hectares located at Koranga in Wau, Morobe Province, Papua, New Guinea for alluvial gold mining operations (“Joint Venture Agreement”). The leases are located in an area that has been producing gold since 1920. Data from a geophysics survey of the leases conducted by Elliot Geophysics (PNG) Ltd. estimates that there is potentially a resource of more than of 450,000 ounces of gold. The Joint Venture Agreement entitles the leaseholders to 30% and the Company to 70% of net profits from the joint venture. The Company will manage and carry out the operations at the site, including entering into contracts with third parties and subcontractors (giving priority to the Leaseholders and their relatives and the local community for employment opportunities and spin-off business) at its cost, and all assets, including equipment and structures built on the site, will be the property of the Company. The Leaseholders and the Company will each contribute 1% from their share of net profits to a trust account for landowner and government requirements..As of July 17, 2014 we have incurred $50,000 of operating costs in connection with the joint venture and we currently anticipate incurring an additional $50,000 during the next three months for capital expenditures.

The joint venture involves a lease that has supported miners since its discovery in the early 1900’s and has been mined since that time. It has also accommodated operations of varying scales including mechanized mining, The joint venture project only requires confirming depositional extents and gold grade distribution characteristics subsurface before commencing a mining operation. We believe that this project also provides a unique alluvial gold deposit potential in that the gold bearing sequence has thickness exceeding 150m, it is widespread and that the material is all free dig. Recent mining, between 2008 and 2011, has produced a total of 55,300 cubic meters of ore which was processed to extract 51,000 grams of gold – raw weight (approximately 31kg pure gold) over the three years of operations. Gold production in 2010 averaged 1.97kg per month and in 2011 averaged 2.26kg per month. The overall raw gold grade is 0.92g per cubic meter. Pure gold grade is 0.55g per cubic meter. The Company hopes that this operation will be cash flow positive and profitable within 6 months. If and when successful, the Company may endeavor to undertake additional joint ventures on neighboring leaseholds (8 leaseholds border the area ) to capitalize on the infrastructure and equipment we would install at Koranga.

We entered into a memorandum of understanding, dated May 1, 2014 with New Guinea Gold Corporation, for the purchase of New Guinea Gold Ltd., which was terminated by us on May 24, 2014 prior to commencing any transactions contemplated in connection therewith. The Company has no continuing obligations as a result of such termination.

The London Metals Exchange sets the price of gold on a daily basis and that is the minimum price that gold can be sold. A higher price can be obtained by selling to the spot traders who can distribute the material at lower volumes to industry consumers.

Intellectual Property

The Company does not have any intellectual property.

Government Regulations

Alluvial Mining business

We are required to obtain approval from the Investment Promotion Authority of Papua New Guinea to be recognized as a foreign investor either as a corporation in our own right operating in Papua New Guinea or as a majority shareholder in a Papua, New Guinea corporate entity, for our joint venture with the Leaseholders of approximately 26 hectares located at Koranga in Wau, Morobe Province, Papua, New Guinea for alluvial gold processing operations. We are a 90% owner of Aqua Mining [PNG] Limited, a Papua, New Guinea company, for our alluvial mining operations in New Guinea. The appropriate forms have been submitted to the relevant government departments to qualify us as a recognized foreign investor. As we are using a non-mechanized process, we are not required to obtain approval and we are currently not regulated by the New Guinea Mining Resources Authority.

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Instacash

Instacash is licensed as an Australian Credit Licensee by the Australian Securities and Investment Commission (“ASIC”) under the National Consumer Credit Protection Act of 2009 to provide financial products and has lending processes and controls in place and has invested heavily in training and compliance. The license requires Instacash to among other things, maintain professional indemnity insurance and comply with certain dispute resolution procedures and record keeping requirements.

In order to maintain its Australian Credit License annual proof must be provided as to its personnel with respect to being fit and proper to engage in credit activities, certain compliance measures must be in place to carry on a credit business, and continued professional development is required.

The compliance regime for credit providers implemented by ASIC imposes the same performance requirements on small lenders as for the largest banks and credit providers. The legislative framework within which Instacash operates provides that it comply with responsible lending obligations and various price control methodology.

The following lending obligations became effective July 1, 2013:

Fees charged on small amount loans (up to $2,000) are capped.

Credit providers can only charge the following fees:

•	A one-off establishment fee (of not more than 20% of the loan amount)

•	A monthly account keeping fee (of not more than 4% of the loan amount)

•	A government fee or charge

•	Default fees or charges (the credit provider cannot collect more than 200% of the amount loaned if in default)

•	Enforcement expenses (costs incurred by the credit provider to recover the money owed if there is a default on the loan

Fees and charges allowed on loans of more than $2,000 are capped

Fee limits on medium amount loans ($2,001-$5,000) to be repaid between 16 days and 2 years, fees are limited to:

•	A one-off fee of $400

•	A maximum annual interest rate of 48%, including all other fees and charges.

InstaCash is a member of Credit Ombudsman Services Ltd, an external dispute resolution scheme (“EDR”). It is required to have and uphold the EDR membership as a requirement of its Australian Credit License. InstaCash also has a robust internal dispute resolution policy. To date it has not had any disputes or complaints that could not be solved at store level.

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Marketing

We believe that service quality and high visibility stores on the high street are by far the industries best marketing tools. Accordingly, Instacash plans to:

•	Continue to fit out stores with bright professional interiors coupled with high impact signage;

•	Provide a level of service and presence that we believe is not now common in today’s financial market place;

•	Promote the customer centric experience to encourage a high referral rate;

•	Develop a membership rewards program; and

•	Develop a web presence for customer acquisition and delivering new products and services.

Competition

The Company believes that InstaCash faces competition from 3 primary companies in the Australian market for short-term credit contracts:

Money 3- An Australian Stock Exchange listed company (ASX:MNY) 25 locations last reported revenues of $13.5 million and net profits of $2.4 million as of April 2014.

Cash Stop- 40 locations also provides check cashing, money transfers and cash for gold. Privately-held company revenues not available.

Cash Converters- an ASX listed company (ASX:CCV) and London stock exchange (LSE:CCVU) With 89 franchisees and 41 corporate stores in Australia. Cash Convertors core business is pawn broking but over the last 5 years they have stepped up their offering of short term loans. In their semi-annual report in 2013, they reported a combined EBIT of $17.4 million on just personal and cash advance loans.

Since the introduction of new reforms in July 2013, many small operators have left the micro-lending market due to the management of the regulation and cost of compliance after operating in a “self- regulated” manner. We were in already in compliance with the new regulations prior to the effectiveness in 2013. Our management has always capitalized on and we believe that our experience provides us with excellent opportunities for growth.

Employees

As of July 17, 2014, we have 34 employees, six of which are full-time.

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Item 1A. Risk Factors

Risk Related to Our Company and Business

We will require additional funds in the future to achieve our current business strategy and our inability to obtain funding will cause our business to fail.

We will need to raise additional funds through public or private debt or equity sales in order to fund our future operations. These financings may not be available when needed. Even if these financings are available, it may be on terms that we deem unacceptable or are materially adverse to your interests with respect to dilution of book value, dividend preferences, liquidation preferences, or other terms. Our inability to obtain financing would have an adverse effect on our ability to implement our current business plan and as a result, could require us to diminish or suspend our operations and possibly cease our existence.

Our ability to continue as a going concern is dependent on our ability to commence operations.

We were a development stage company. Our ability to continue as a going concern is dependent upon our ability to commence a commercially viable operation and to achieve profitability. Our auditor’s report in our financial statements for the fiscal year ended September 30, 2013 contains a qualified opinion and an expanatory note on our ability to continue as a going concern. We have a net loss of $8,642,009 from inception, a working capital deficiency of $143,484 as of September 30, 2013 and insufficient cash resources to meet our business objectives. These factors raise substantial doubt about our ability to continue as a going concern. Management continues to actively seek additional sources of capital to fund current and future operations. There are no assurances that we will be successful in raising additional capital or successfully develop our business.

We are a development stage company and have generated no revenues to date.

We have generated no revenues from operations to date, and have no meaningful assets. Although we were incorporated in 2005, our lack of operating history in our current businesses makes it difficult to evaluate our business. We face all of the risks inherent in a new business with all of the unforeseen costs, expenses, problems, and difficulties to which such ventures are subject. Accordingly, we expect to incur substantial operating losses. We cannot assure you that we will be able to generate revenues or profits from operation of our business or that we will be able to generate or sustain profitability in the future.

We expect losses in the future because we have no revenue to offset losses.

As reflected in our financial statements filed in this Form 10, we are in the development stage. As of September 30, 2013, we have incurred a net loss of $8,642,009. As we have no current revenue, we are expecting losses over the next 12 months because we do not yet have any revenues to offset the expenses associated with the development and implementation of our business plan. We cannot guarantee that we will ever be successful in generating revenues in the future. We recognize that if we are unable to generate revenues, we will not be able to earn profits or continue operations. There is no history upon which to base any assumption as to the likelihood that we will prove successful, and we can provide investors with no assurance that we will generate any operating revenues or ever achieve profitable operations.

We are completely dependent on the services of our executive officer, Warren Sheppard. If we should lose his services before we are able to engage and retain qualified employees or consultants to execute our business plan, we may not be able to continue with our business.

The Company’s operations and business strategy are completely dependent upon the knowledge and business contacts of Warren Sheppard, our chief executive officer. We have an employment agreement in place with Mr. Sheppard. However, if he should choose to leave us for any reason before we have hired a suitable replacement, our operations may fail.

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Our officer has limited experience in the micro-lending business.

Mr. Sheppard is an accountant with over thirty years experience however due to his lack of experience in the micro-lending business he may make wrong decisions and choices regarding our business. Consequently our operations, earnings and ultimate financial success could suffer irreparable harm due to management's lack of experience in these industries.

Our Chief Executive Officer, through an affiliate, owns a controlling interest in our voting stock. Therefore investors will not have any voice in our management, which could result in decisions adverse to our other stockholders’ interest.

Our Chief Executive Officer beneficially owns or has the right to vote approximately 91.14% of our outstanding common stock, which includes 298,504 shares held by More Superannuation Fund (“More”) of which Mr. Sheppard is co-trustee and co-member and shares voting and investment power of the shares held by More, 1,050,000 shares issuable upon the conversion of a convertible debenture, assuming a conversion price of $0.30 which represents a conversion price of 50% of the average closing bid price of our common stock for the 10 business days prior to the conversion date and 50,000,000 shares held by Five Arrows of which Mr. Sheppard is the sole owner. Mr. Sheppard also has shared voting and investment power over 3,000,000 shares of Preferred Stock held by More. Each share of Preferred Stock has voting rights to 20 shares of common stock. Mr. Sheppard may also be entitled, pursuant to his employment agreement with the Company, should the Company have insufficient funds to pay Mr. Sheppard’s salary, to shares of common stock in an amount equal to three times the amount of unpaid base salary and shares in the amount of $150,000 upon the acquisition of a subsidiary or business valued at greater than $1,000,000 as a bonus. As a result, he will have the ability to control substantially all matters submitted to our stockholders for approval including:

•	election of our board of directors;

•	removal of any of our directors;

•	amendment of our Articles of Incorporation or bylaws; and

•	adoption of measures that could delay or prevent a change in control or impede a merger, takeover or other business combination involving us.

As a result of his ownership and positions, our director and executive officer is able to influence all matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions. In addition, the future prospect of sales of significant amounts of shares held by our director and executive officer could affect the market price of our common stock if the marketplace does not orderly adjust to the increase in shares in the market and the value of your investment in our company may decrease. Management's stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could reduce our stock price or prevent our shareholders from realizing a premium over our stock price.

Because our industry is highly competitive, if we are unable to attract, train and retain highly qualified personnel, the quality of our services may decline and we may not successfully execute our growth strategies.

Our success depends in large part upon our ability to continue to attract, train, motivate and retain highly skilled and experienced employees in the micro-lending business. Qualified employees periodically are in great demand and may be unavailable in the time frame required to satisfy our customers’ requirements. There can be no assurance that we will be able to attract and retain sufficient numbers of highly skilled and experienced employees in the future. The loss of personnel or our inability to hire or retain sufficient personnel at competitive rates of compensation could harm our business.

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Our micro-lending business is subject to loan defaults.

Although we attempt to mitigate the incidence of customer defaults on the loans that we make by due diligence of the customer prior to making the loan, there can be no guarantee that our customers will be able to repayment their loans, in which case, we will incur the cost of diligence, compliance and administration and will not recoup on the loan. In addition, there may be collection and court expenses, all of which will have an adverse affect on our financial condition.

Our success is dependent on our ability to realize and process alluvial gold deposits.

We hope to generate revenues from alluvial gold processing from our leased properties located in New Guinea. We cannot guarantee that we will ever be successful in doing this. It is not possible for us to predict the future level of gold processing, if any, or if we will be able to effectuate our business plan. We recognize that if we are unable to generate revenues, we will not be able to earn profits or continue operations.

We must obtain approval as a foreign investor in New Guinea.

We are required to obtain approval from the Investment Promotion Authority of Papua New Guinea to be recognized as a foreign investor either as a corporation in our own right operating in Papua New Guinea or as a majority shareholder in a Papua New Guinea corporate entity for our joint venture with the Leaseholders of approximately 26 hectares located at Koranga in Wau, Morobe Province, Papua, New Guinea for alluvial gold processing operations. We are a 90% owner of Aqua Mining [PNG] Limited, a Papua, New Guinea company, for our alluvial mining operations in New Guinea. The appropriate forms have been submitted to the relevant government departments to qualify us as a recognized foreign investor. If we do not obtain approval our joint venture operations could be at risk.

If the price of gold drops, our ability to continue production may be adversely affected.

Although geology studies, both current and past, as well as historical data from prior mining indicates there are commercial grades of gold to be processed, if the London Metal Exchange Spot Price for gold drops, the cost of extraction may not allow sufficient margin to maintain production and our alluvial mining business would have to be curtailed.

Our operations will be subject to applicable law and government regulation. These laws and regulations could restrict or prohibit our alluvial processing business.

Our operations require permits from various foreign, federal, state, provincial and local governmental authorities and are governed by laws and regulations, including those with respect to prospecting, transport, export, taxation, labor standards, occupational health, waste disposal, toxic substances, land use, environmental protection, mine safety and other matters. There can be no assurance that we will be able to obtain or maintain any of the permits or approvals required for our proposed business subject to the Joint Venture Agreement. To the extent such approvals are required and are not obtained, we may be delayed or prohibited from proceeding with planned business activities. If we cannot accomplish these objectives, we will not be able to effectuate our business goals.

Since our joint venture is located in a third world country, we are subject to additional risks.

The Company is undertaking a mining venture in Papua, New Guinea, a third world country. As such, it is possible that the political environment could become unstable and a foreign operation such as our proposed one could be adversely affected by government expropriation, the inability to secure needed government permits and cooperation, and a condition not physically safe for foreign laborers or management. If any of these situations would occur, we would have to suspend operations in New Guinea, which would prevent us from our alluvial mining activities.

10

RISKS RELATING TO OUR COMMON STOCK

We may in the future issuance additional shares of our common stock which may have a dilutive effect on our stockholders.

Our Articles of Incorporation authorizes the issuance of 500,000,000 shares of common stock of which 56,337,485 shares of common stock are issued and outstanding as of July 17, 2014. The future issuance of our common stock and/or preferred stock may result in substantial dilution in the percentage of our common stock held by our then existing stockholders. We may value any common stock issued in the future on an arbitrary basis. The issuance of common stock for future services or acquisitions or other corporate actions may have the effect of diluting the value of the shares held by our investors, and might have an adverse effect on any trading market for our common stock. In addition, 1,050,000 shares are issuable upon the conversion of a convertible debenture, assuming a conversion price of $0.30 which represents a conversion price of 50% of the average closing bid price of our common stock for the 10 business days prior to the conversion date to our sole director and officer, Warren Sheppard. Also, pursuant to his employment agreement with the Company, should the Company have insufficient funds to pay Mr. Sheppard’s salary, Mr. Sheppard is entitled to be paid in shares of common stock of the Company in an amount equal to three times the amount of unpaid base salary and shall be entitled to a bonus to be paid in shares of common stock in the amount equal to $150,000 upon the acquisition of a subsidiary or business valued at greater than $1,000,000. Such stock issuances will cause stockholders' interests in our company to be diluted. Such dilution will negatively affect the value of investors’ shares.

We may issue shares of preferred stock in the future that may adversely impact your rights as holders of our common stock.

Our Articles of Incorporation authorizes us to issue up to 50,000,000 shares of preferred stock, of which 10,000,000 shares are designated as Series A Preferred Stock and 3,000,000 shares of Series A Preferred stock are issued and outstanding as of July 17, 2014. Our board of directors will have the authority to fix and determine the relative rights and preferences of preferred stock, as well as the authority to issue such shares, without further shareholder approval. As a result, our board of directors could authorize the issuance of a series of preferred stock that would grant to holders preferred rights to our assets upon liquidation, the right to receive dividends before dividends are declared to holders of our common stock, and the right to the redemption of such preferred shares, together with a premium, prior to the redemption of the common stock. To the extent that we do issue such additional shares of preferred stock, your rights as holders of common stock could be impaired thereby, including, without limitation, dilution of your ownership interest in us. In addition, shares of preferred stock could be issued with terms calculated to delay or prevent a change in control or make removal of management more difficult, which may not be in your interest as holders of common stock. In addition, our Board could authorize the issuance of a series of preferred stock that has greater voting power than our common stock or that is convertible into our common stock, such as our Series A Preferred Stock, which could decrease the relative voting power of our common stock or result in dilution to our existing common stockholders.

Any of the actions described in the preceding paragraph could significantly adversely affect the investment made by holders of our common stock. Holders of common stock could potentially not receive dividends that they might otherwise have received. In addition, holders of our common stock could receive less proceeds in connection with any future sale of the Company, whether in liquidation or on any other basis.

Because we do not intend to pay any cash dividends on our shares of common stock, our shareholders will not be able to receive a return on their shares unless they sell them.

We intend to retain any future earnings to finance the development and expansion of our business. We do not anticipate paying any cash dividends on our common stock in the foreseeable future. Unless we pay dividends, our shareholders will not be able to receive a return on their shares unless they sell them at a price higher than that which they initially paid for such shares.

We may be exposed to potential risks resulting from requirements under Section 404 of the Sarbanes-Oxley Act of 2002.

If we become registered with the SEC, we will be required, pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, to include in our annual report our assessment of the effectiveness of our internal control over financial reporting. We do not have a sufficient number of employees to segregate responsibilities and may be unable to afford increasing our staff or engaging outside consultants or professionals to overcome our lack of employees.

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The costs to meet our reporting and other requirements as a public company subject to the Exchange Act of 1934 will be substantial and may result in us having insufficient funds to expand our business or even to meet routine business obligations.

If we become a public entity, subject to the reporting requirements of the Exchange Act of 1934, we will incur ongoing expenses associated with professional fees for accounting, legal and a host of other expenses for annual reports and proxy statements. We estimate that these costs will be higher if our business volume and activity increases. As a result, we may not have sufficient funds to grow our operations.

We qualify as an “emerging growth company” under the JOBS Act. As a result, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements. For so long as we are an emerging growth company, we will not be required to:

- have an auditor report on our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act;

- comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

- submit certain executive compensation matters to shareholder advisory votes, such as “say-on-pay” and “say-on-frequency;” and

- disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the Chief Executive’s compensation to median employee compensation.

We will remain an “emerging growth company” for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our total annual gross revenues exceed $1 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, which would occur if the market value of our ordinary shares that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period.

Until such time, however, we cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

Since we have elected under Section 107 of the JOBS Act to use the extended transition period with respect to complying with new or revised accounting standards, our financial statements may not be comparable to companies that comply with public company effective dates making it more difficult for an investor to compare our results with other public companies.

Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 102(b)(2)(B) of the Act for complying with new or revised accounting standards. In other words, as an emerging growth company we can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

12

Item 2.  Management’s Discussion and Analysis of Financial Condition and Results of Operations

Certain statements contained in this Form 10, including statements regarding the anticipated development and expansion of our business, our intent, belief or current expectations, primarily with respect to the future operating performance of our company and the products and services we expect to offer and other statements contained herein regarding matters that are not historical facts, are "forward-looking" statements. Our Management’s Discussion and Analysis contains not only statements that are historical facts, but also forward-looking statements which involve risks and uncertainties and assumptions. Because forward-looking statements are inherently subject to risks and uncertainties, our actual results may differ materially from the results discussed in the forward-looking statements. The following discussion and analysis of financial condition and results of operations of the Company is based upon, and should be read in conjunction with, the audited financial statements and related notes elsewhere in this Form 10.

Overview

Until 2009 we were engaged in the design, production and wholesale merchandising of quality women's and men's apparel, and home furnishings. Since then our business operations are conducted through our wholly-owned subsidiaries. Our business consists of micro-lending activities through Instacash and an alluvial gold mining venture in Papua, New Guinea.

We qualify as an “emerging growth company” under the JOBS Act. As a result, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements. For so long as we are an emerging growth company, we will not be required to:

- have an auditor report on our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act;

- comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

- submit certain executive compensation matters to shareholder advisory votes, such as “say-on-pay” and “say-on-frequency;” and

- disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

We will remain an “emerging growth company” for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our total annual gross revenues exceed $1 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, which would occur if the market value of our ordinary shares that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period.

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Plan of Operations

The Company’s current strategy is to engage in mining and commercial activities. The mining division is currently focused on building its management team. The Company hopes to undertake a number of additional mining projects so the cost of the team could be amortized over a number of cost centers. We believe that this team would enable the Company to consider operations in various geographical locations in additional to Papua New Guinea. The commercial division would endeavor to make strategic investments in consumer products/services. For example, there are a number of projects that we have identified that would flow from our involvement in our mining joint venture in Papua New Guinea. Under the terms of our joint venture we are able to supply food, clothing, housing and medical supplies which we would hope to be able to service not only our requirements in the region but to expand and supply other markets within that region. We believe that there may be other opportunities that would evolve from our presence in Papua, New Guinea if we have an infrastructure to capitalize on those opportunities. We currently believe that we will need $1,250,000 over the next 12 months to develop plans for our business.

Results of Operations

For the nine months ended September 30, 2013 and September 30, 2012

Revenues

The Company earned revenues of $25,897 for the nine month period ended September 2013 compared to $165,328 for the nine month period ended September 30, 2012, a decrease of $139,431. The Company also had gross profits of $8,590 for the nine month period ended September 2012 compared to $27,070 for the nine month period ended September 30, 2012, due to the Company’s subsidiary Javathyme, Inc. ceasing business activities during March 2013. The Company has accumulated sales of $4,268,547 since inception, attributable mainly due to activities from the sales from clothing until 2009.

Operating expenses

The Company had operating expenses of $102,333 for the nine months ended September 30, 2013 consisting of consulting fees of $12,000, depreciation expenses of $4,166, general and administrative expenses of $1,505, professional fees of $53,254 and research and development expenses of $31,408 as compared with operating expenses of $60,475 for the nine months ended September 30, 2012 consisting of consulting fees of $36,000, depreciation expense of $2,476 and general and administrative expenses of $21,999. The increase of $41,858 was attributable in part to an increase in professional fees. The Company had general and administrative expenses of $8,604,993 for the period from inception through September 30, 2013.

Net Loss

The Company had a net operating loss of $93,743 for the nine month period ended September 2013 compared with a net operating loss of $33,405 for the nine month period ended September 2012. The increase of $60,338 was mainly attributable to an increase in professional fees and research and development costs. The Company had an accumulated deficit from operations of $ 8,642,009 for the period from inception through September 30, 2013.

Operating Activities

Net cash used in operating activities was $89,585 for the nine months ended September 30, 2013 compared to net cash used in operating activities of $32,089 for the nine months ended September 30, 2012. The increase of $57,496 was a result mainly from research on the coffee business associated with Javathyme and professional fees. The net cash used in operating activities was $6,365,302 for the period from inception through September 30, 2013.

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Investing Activities

Net cash used in investing activities was $0 for the nine months ended September 30, 2013 compared to $2,076 for the nine months ended September 30, 2012. This decrease resulted from the establishment of the Company’s wholly-owned subsidiary Javathyme, Inc. in January 2012 and the acquisition of additional fixed assets. Net cash used in investing activities was $13,126 for the period from inception through September 30, 2013, relating mainly to the acquisition of computer equipment.

Financing Activities

Net cash provided by financing activities was $83,748 for the nine months ended September 30, 2013 compared to $39,947 for the nine months ended September 30, 2012. The increase of $43,801 was mainly due to director loans. Net cash provided by financing activities was $6,379,463 for the period from inception through September 30, 2013, which was mainly from the issuance of common stock and proceeds from the issuance of convertible notes payable.

For the six months ended March 31, 2014 and March 31, 2013

Revenues

The Company had revenues of $7,513 for the six months ended March 31, 2014. The Company did not generate revenues for the six months ended March 31, 2013.

Operating Expenses

The Company had operating expenses of $268,415 for the six months ended March 31, 2014 consisting of advertising expenses of $2,928, consulting fees of $55,884, depreciation expense of $3,606, director’s compensation of $125,000, general and administrative expenses of $23,524, professional fees of $6,071, rental expense of $9,274, research and development expenses of $35,496 and salaries of $6,632 as compared to operating expenses of $25,723 for the six months ended March 31, 2013 which consisted of consulting fees of $24,000 and depreciation expense of $1,723.

The increase of $242,692 of operating expenses was due to extra resources needed to oversee and manage the acquisition of Instacash, and for due diligence of the alluvial mining project. The Company had general and administrative expenses of $8,873,430 for the period from inception through March 31, 2014.

Operating Activities

Net cash used in operating activities was $127,950 for the six months ended March 31, 2014 compared to net cash used in operating activities of $118 for the six months ended March 31, 2013. The increase of $127,832 was a result mainly from loans provided by a director. The net cash used in operating activities was $6,591,838 for the period from inception through March 31, 2014.

Investing Activities

There was no cash used in investing activities for the six months ended March 31, 2014 and March 31, 2013.

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Financing Activities

Net cash provided by financing activities was $127,835 for the six months ended March 31, 2014 compared to $35 for the six months ended March 31, 2014. The increase of $127,800 was due to undertaking due diligence on the Instacash business and the Koranga alluvial gold project. Net cash provided by financing activities was $6,507,298 for the period from inception through March 31, 2014, which was mainly from the issuance of common stock and proceeds from the issuance of convertible notes payable and director loans to the Company.

Liquidity and Capital Resources

As of September 30, 2013, the Company had total current assets of $1,035 and total current liabilities of $144,519 resulting in a working capital deficit of $143,484. As of December 31, 2012, the Company had total current assets of $29,527 and total current liabilities of $82,054 resulting in a working capital deficit of $52,527. The increase in working capital deficit arose mainly due to increase in loans owing to related parties, who provided advances to the Company for working capital purposes. The Company had cash and cash equivalents as of March 31, 2014 of $920. The Company intends to fund its operations through the sale of its equity securities. However, there can be no assurance that the Company will be successful doing so. We currently have no agreements, arrangements or understandings with any person to obtain funds through bank loans, lines of credit or any other sources. We currently believe that we will need approximately $1,250,000 over the next 12 months to accomplish our plans to provide additional funds to Instacash to grow its market share and for mechanized mining and processing for our Koranga project.

Going Concern

The Company is in the development stage and has insufficient revenues to cover its operating costs. As of September 30, 2013, the Company had an accumulated deficit of $8,642,009 and a working capital deficiency and insufficient cash resources to meet its planned business objectives. These and other factors raise substantial doubt about the Company’s ability to continue as a going concern.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements.

Critical Accounting Policies and Estimates

The Company’s discussion and analysis of its financial condition and the results of operations are based upon the consolidated financial statements included in this Form 10 and the data used to prepare them. The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and management is required to make judgments, estimates and assumptions in the course of such preparation. The Summary of Significant Accounting Policies included with the consolidated financial statements describes the significant accounting policies and methods used in the preparation of the consolidated financial statements. On an ongoing basis, the Company re-evaluates its judgments, estimates and assumptions, including those related to revenue recognition, product warranties, accounts receivable and allowance for doubtful accounts, valuation of inventories, income taxes and valuation allowance on deferred tax assets, and share based compensation. The Company bases its judgment and estimates on historical experience, knowledge of current conditions, and its beliefs of what could occur in the future considering available information. Actual results may differ from these estimates under different assumptions or conditions. Management has identified the following as the Company’s critical accounting policies:

Goodwill

Goodwill as of the acquisition date is measured as the excess of consideration transferred and the net of the acquisition date fair values of the assets acquired and the liabilities assumed. While the Company uses its best estimates and assumptions as a part of the purchase price allocation process to accurately value assets acquired, including intangible assets, and liabilities assumed at the acquisition date, estimates are inherently uncertain and subject to refinement. As a result, during the measurement period, which may be up to one year from the acquisition date, the Company records adjustments to the assets acquired and liabilities assumed, with the corresponding offset to goodwill. Upon the conclusion of the measurement period or final determination of the values of assets acquired or liabilities assumed, whichever comes first, any subsequent adjustments are recorded to our consolidated statements of operations.

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Goodwill is not amortized, instead it is tested for impairment annually by applying fair value based tests or whenever events or changes in circumstances indicate that the carrying amount may not be recoverable.

The goodwill impairment test consists of a two-step process. In step one the estimated fair value of a reporting unit is compared to its carrying value. Step two is required only if the estimated fair value is less than the carrying value. In step two the actual amount of the goodwill impairment is calculated by comparing the implied fair value of the reporting unit's goodwill with the carrying amount of that goodwill. The implied fair value is determined in the same manner as the amount of goodwill recognized in a business combination.

Beneficial Conversion Features of Debentures

In accordance with FASB ASC 470-20, Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios, we recognize the advantageous value of conversion rights attached to convertible debt. Such rights give the debt holder the ability to convert his debt into common stock at a price per share that is less than the trading price to the public on the day the loan is made to us. The beneficial value is calculated as the intrinsic value (the market price of the stock at the commitment date in excess of the conversion rate) of the beneficial conversion feature of debentures and related accruing interest is recorded as a discount to the related debt and an addition to additional paid in capital. The discount is amortized over the remaining outstanding period of related debt using the interest method.

Revenue Recognition

The Company recognizes revenue when persuasive evidence of an arrangement exists, delivery of service has occurred, the sales price is fixed or determinable and collectability is reasonably assured.

Non-Controlling Interests

A non-controlling interest in a subsidiary is an ownership interest in a consolidated entity that is reported as equity in the consolidated financial statements and separate from the Company’s equity. In addition, net income/(loss) attributable to non-controlling interests is reported separately from net income attributable to the Company in the consolidated financial statements. The Company’s consolidated statements present the full amount of assets, liabilities, income and expenses of all of our consolidated subsidiaries, with a partially offsetting amount shown in non-controlling interests for the portion of these assets and liabilities that are not controlled by us.

Income Taxes

Income taxes are accounted for using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Future tax benefits are subject to a valuation allowance when management is unable to conclude that its deferred tax assets will more likely than not be realized. The ultimate realization of deferred tax assets is dependent upon generation of future taxable income during the periods in which those temporary differences become deductible. Management considers both positive and negative evidence and tax planning strategies in making this assessment.

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The Company considers all tax positions recognized in the consolidated financial statements for the likelihood of realization. When tax returns are filed, it is highly certain that some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the positions taken or the amounts of the positions that would be ultimately sustained. The benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement with the applicable taxing authority. The portion of the benefits associated with tax positions taken that exceeds the amount measured as described above, if any, would be reflected as unrecognized tax benefits, as applicable, in the accompanying consolidated balance sheets along with any associated interest and penalties that would be payable to the taxing authorities upon examination. The Company recognizes accrued interest and penalties, if any, related to unrecognized tax benefits as a component of the provision for income taxes in the consolidated statements of operations.

Loss per Share

The Company computes net loss per share in accordance with ASC 260, "Earnings Per Share" ASC 260 requires presentation of both basic and diluted earnings per share (“EPS”) on the face of the income statement. Basic EPS is calculated by dividing the profit or loss attributable to common shareholders of the Company by the weighted average number of common shares outstanding during the period. Diluted EPS is determined by adjusting the profit or loss attributable to common shareholders and the weighted average number of common shares outstanding for the effects of all potential dilutive common shares, which comprise convertible promissory notes.

Unconsolidated Joint Ventures

Investments in unconsolidated joint ventures are accounted for under the equity method of accounting. Under the equity method, we recognize our proportionate share of earnings and losses earned by the joint venture. Our ownership interests in our joint venture is 70%. In determining whether or not we must consolidate joint ventures where we are the managing member of the joint venture, we assess whether the other partners have specific rights to overcome the presumption of control by us as the manager of the joint venture. In most cases, the presumption is overcome because the joint venture agreements require that both partners agree on establishing the significant operating and capital decisions of the partnership, including budgets, in the ordinary course of business. The evaluation of whether or not we control a venture can require significant judgment. In accordance with ASC 323-10, “Investments - Equity Method and Joint Ventures - Overall”, we assess our investments in unconsolidated joint ventures for recoverability, and if it is determined that a loss in value of the investment below its carrying amount is other than temporary, we write down the investment to its fair value. We evaluate our equity investments for impairment based on the joint venture’s projected cash flows. This process requires significant management judgment and estimates.

Item 3. Properties

The Company does not lease any properties or facilities. We own a building (which was assigned to us by Five Arrows) consisting of 1,200 square feet of office and warehouse space on property owned by James Koitamara located on mining lease ML297 in New Guinea. The Company has been provided office space by its corporate counsel. Management has determined that this space is adequate for its current and immediate foreseeable operating needs. Counsel does not charge the Company for this space.

18

Location Map 1

Pulau Supiori
uk Cendrawasih
Bismarck Sea
Latangai Island
New Britain
Papua New Guinea
Wau Town
Bougainville Island
Arafura Sea
Daru Island
Port Moresby
Solomon Sea
Data SIO, NOAA, U.S. Navy, NGA, GEBCO
Image Landsat
US Dept of State Geographer
© 2013 Google
Google earth

Location Map 2

ds
Lae City
Markham Canyon
Morobe
Francisco Canyon
Wau Town
Data SIO, NOAA, U.S. Navy, NGA, GEBCO
Image Landsat
Data LDEO-Columbia, NSF, NOAA
© 2013 Google
Google earth

19

MINING LEASES IN WAU AREA

N
462,000 mE
464,000 mE
466,000 mE
468,000 mE
470,000 mE
472,000 mE
9,194,000 mN
9,192,000 mN
9,190,000 mN
9,188,000 mN
9,186,000 mN
9,184,000 mN
9,182,000 mN
Road to Bulolo
CLIFFSIDE
NENEWI
PETER ASKAI
KOBIAK
MAUS KAINDI
MAMBU CREEK
MAUSEPARET
LAIN-MULI
NAMASALI
RIVERSI
NAMI KAPIN
WALLABY COMPOUND
NAMI COMPOUND
PLANKWAIA
GADEN
Koranga Lease
WARAKALAP
KUNAI CREEK
Wau LLG
4 MILE
WAU ECOLOGY INS
RIKANI PLTN
WAU GOVMNT STN
WERI COFFEE
WAU COUNCIL/HQ
SDA WAU
GUANAM
WAINAKWAWA
STILWAIALIS
NEMNEM 2
WERE-TOBULA
KWEMBU NGS
11 PECK WARA WAU
EDDIE CREEK
SAI
WARAWAU(KAINDI)
NEMNEM 1
HINGKOPE
MANGANIS
NEMNEM 3
HETWARA MULI
KAPILO
SARIYA
QINI
AIYATI
WARAWA

The yellow polygons are mining leases in Wau and Bulolo further north of this map. They are worked on by artisinal miners using very crude methods like basic sluice boxes and panning dishes. The leases along the Watut and Bulolo rivers are alluvial while those at Kaindi on the SW of this map are dominantly hardrock. Only a family or two are utilising machinery for mining. Others are mined on joint venture basis with foreign interests where a large portion of the interest is given away to the foreing partner. Almost all or most of the villages seen in this map are supported one way or another by proceeds from small scale mining operations.

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Description and Location of the Leases

The titles are held by the landowners who were given the property covered by the mining leases by the Papua, New Guinea government from 1966 to 1968. The alluvial mining licenses on those titles are:

ML296

ML297

ML298

ML299

ML300

ML301

ML278

Our Joint Venture Agreement is with each of the Leaseholders to manage and finance the operations of each mining license. We do not have a lease or license or any right to acquire a lease or license for the Koranga leases.

Exploration History

The historic alluvial mining operation was undertaken by New Guinea Gold Ltd. from 1935 to 1942, by Koranga Alluvial Mining Ltd. from 1943 to 1944, and by Koranga Westland Ltd. from 2008 to 2011. Koranga Westland Ltd.’s results were follows:

The operations included day and night shifts each day. Available production data collected over two years is shows the following:

1. An average of 75 cubic meters of materials was processed per shift. However, records from Koranga Westland Ltd. show that without breakdowns, 130-50 cubic meters could be processed in a shift period.

2. The gold grade of the material ranges between 0.1g and 5 grams per cubic meter and averages around 0.6grams per cubic meter. Raw weight is around 0.92grams per cubic meter.

3. Fineness of the alluvial gold from the lease area is between 58% and 65%, and at times higher.

4. A total of 55,300 cubic meters of ore was processed to extract 51,000 grams of gold – raw weight (approximately 31kg pure gold) over the two years of operations, during the period of operations from 2008 to 2011.

5. The ore material is comprised both of conglomerates and interbedded conglomerate, siltstone, sandstone and mudstones.

6. The ores are rare to weakly lithified, free digging, poorly consolidated with rock clasts dislodging easily.

7. Only sluice boxes were used to capture the concentrates. The recovery was 80% during the period of operations from 20008 to 2011.

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All production data was recorded in a computer on site. A summary of the production data is given in Table 001 below

Date	Total Loads	Production	Grade ( Ave )		Trommels in
From	To	M3	Gold ( g)	( g/m3)	Operation
27/11/2009	21/12/2009	311.04	245.6	0.8	Trommel 1
1/01/2010	16/08/2010	10295.2	9136.2	0.9	Trommel 1
17/08/2010	31/08/2010	924.8	2097.1	2.3	Trommel 1
1/09/2010	30/09/2010	1730	3447.2	1.3	Trommel 1
1/10/2010	31/10/2010	2513	2584.8	1.03	Trommel 1
1/11/2010	30/11/2010	4332	2605.3	0.6	Trommel 1
1/01/2011	31/01/2011	1555	2018.6	1.3	Trommel 1
Feb-2011	2061	915.9	0.45		Trommel 1&2
Mar-2011	3666	2967.3	0.81		Trommel 1&2
Apr-2011	4195	4051.4	0.97		Trommel 1&2

The Company does not plan to undertake any exploration and/or development of the property. The property is split by the Koranga creek with sedimentary deposits running through the creek and side walls with visible gold stratas. The operations will be alluvial mining and to that nature will be open pit. The present condition of the property is an open area with a river running through the centre of the mining leases. There is an inferred resource detail based on the following:

The geophysics (IP/Resistivity) survey conducted indicated average sediment thickness within the lease to be 85m with the thickest section showing 170m. This is the potentially gold bearing sediments’ thickness from the surface to the bedrock.

Using the data interpreted from the geophysics survey and that collected from the mining operations, the mining leases are estimated by Koranga Westland Ltd. to potentially host 21 million cubic meters of ore at 0.6grams per ton. Although the Company currently has no right to additional leases, it Company believes that two more adjacent leases totaling 11 hectares may be negotiated in the future, which it believes could increase the potential to 31.9 million cubic meters of ore @ 0.6 grams per cubic meter. We believe the potential resource that exists is 615,600 oz of gold.

The equipment used is new, the modernization is basic as the type of mining at this stage is sluice boxes and pressure hoses. The current mining lease only allows for non-mechanized processing. The current cost of equipment is approximately $150,000 and if and when we move to mechanized processing, we estimate the cost of equipment to be in excess of $1,000,000.

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Geology

The tectonic feature that hosts the project site and may have been influential in creating an environment conducive for the alluvial gold deposit is the Bulolo graben. It is bounded on the East and West by sub parallel Northwest trending transfer structures while bounded by Northeast trending transfer structures on the North and South. The Northwest trending structures and the subsidiary fractures have accommodated much of the mineralisation and have controlled a series of intrusions. The basement rock of the area is metamorphics, intruded by Miocene granodiorite, and believed to be the source of high fineness gold mineralisation in the area. A serious of other intrusions occurred, giving rise to further mineralisation which is believed to have contributed to much of the prospects in the project area. These intrusions where associated with volcanism that resulted in blocking off of the Bulolo River and consequently the formation of the gold bearing sequence.

Otibanda Formation

The Otibanda Formation is the target alluvial gold bearing sedimentary sequence. It is a lacustrine sequence that was deposited in a fresh water lake. Mapping shows the apparent thickness of the sequence to be 700m and is alluvial gold bearing. The sequence is comprised of interbedded agglomerates, sandstones, siltstones and intercalated thin mudstone. The deposit is the result of an eruptive volcanism that blocked off the Bulolo River resulting in blockage and setting up of a fresh water lake. All sediments including gold shedding off from the surrounding hills and mountains were deposited into the lake. The enriched sequence is the source of gold for the miners down creek and our target in this project.

Proven or probable reserves have not been established.

The reserve estimate is for both recoverable and in-place material. The anticipated losses resulting from mining methods and beneficiation or preparation are below .6 per cubic meter.

Item 4. Security Ownership of Certain Beneficial Owners and Management

The following table lists, as of July 17, 2014, the number of our shares of common stock beneficially owned by (i) each person or entity known to us to be the beneficial owner of more than 5% of our outstanding common stock; (ii) each of our named executive officers and directors; and (iii) all executive officers and directors as a group. Information relating to beneficial ownership of common stock by our principal stockholders and management is based upon information furnished by each person using “beneficial ownership” concepts under the rules of the Securities and Exchange Commission. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or direct the voting of the security, or investment power, which includes the power to vote or direct the voting of the security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Under the Securities and Exchange Commission rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may not have any pecuniary beneficial interest. Except as noted below, each person has sole voting and investment power.

The percentages below are calculated based on 56,337,485 shares of common stock issued and outstanding as of July 17, 2014. Unless indicated otherwise, all addresses below are c/o David Lubin & Associates, PLLC, 108 S. Franklin Avenue, Valley Stream, New York 11580.

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Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Class

Five Arrows Limited (1) Suite 201, Rogers Office Building Edwin Wallace Ray Drive, George Hill, Anguilla	50,000,000	88.75%

Cavenagh Capital Corporation(2) Suite #5 Dekk House De Zippora Street Providence Industrial Estate Mahe, Republic of Seychelles	35,926,000(3)	34.4%

Regency Capital Corporation (4) Yellowman & Sons Building Off Old Airport Road P.O. Box 170 Grand Truk Turks & Caicos Islands	48,000,000(5)	46.0%

Laurus Limited(6) DEKK House De Zippora Street Providence Industrial Estate P.O. Box 456 Seychelles	12,000,000(5)	17.6%

Warren Sheppard, President and Chief Executive Officer and director	51,348,504(7)	91.14%

Directors and officers as a group (1 person)	51,348,504(7)	91.14%

(1)  Richard N. Wilson, Chief Executive Officer of Five Arrows Limited (“Five Arrows”) has sole voting and investment power over the shares held by Five Arrows.

(2)  Richard N. Wilson, director of Cavenagh Capital Corporation (“Cavenagh”), has sole voting and investment power over the shares held by Cavenagh.

(3)  Includes 28,556,000 shares issuable upon the conversion of a convertible promissory note.

(4)  Richard N. Wilson, director of Regency Capital Corporation (“Regency”), has sole voting and investment power over the shares held by Regency

(5)  Represents shares issuable upon the conversion of a convertible promissory note.

(6)  Richard N. Wilson, director of Laurus Limited (“Laurus”), has sole voting and investment power over the shares held by Laurus.

(7)  Represents (i) 298,504 shares held by More of which Mr. Sheppard is co-trustee and co-member and shares voting and investment power of the shares held by More; (ii) 1,050,000 shares issuable upon the conversion of a convertible debenture, assuming a conversion price of $0.30 which represents a conversion price of 50% of the average closing bid price of our common stock for the 10 business days prior to the conversion date and (iii) 50,000,000 shares held by Five Arrows of which Mr, Sheppard is the sole owner. Excludes 3,000,000 shares of Preferred Stock held by More which is not convertible into shares of common stock but which has voting rights to 20 shares of common. Also excludes any shares of common stock to which Mr. Sheppard may be entitled pursuant to his employment agreement with the Company should the Company have insufficient funds to pay Mr. Sheppard’s salary, in an amount equal to three times the amount of unpaid base salary and shares in the amount of $150,000 upon the acquisition of a subsidiary or business valued at greater than $1,000,000 as a bonus.

24

The Company does not have any change-in-control agreements with its executive officer nor know of any arrangements which may result in a change of control of the Company.

Item 5. Directors and Executive Officers

The following table sets forth certain information regarding the sole member of our board of directors and our sole executive officer:

Name	Positions Held with the Company	Age
Warren Sheppard	President, Chief Executive Officer and director	56

Our directors hold office until the next annual general meeting of the stockholders or until their successors are elected and qualified. Our officers are appointed by our board of directors and hold office until their earlier death, retirement, resignation or removal.

Warren Sheppard has served as our President, Chief Executive Officer and a director since July 5, 2013. Mr. Sheppard has had an Accountancy Practice, primarily tax based in Australia for approximately the last 30 years. In addition Mr. Sheppard also has served in an oversight capacity as Chief Executive Officer of Q6 Pty Ltd., a software development company, from 2005 to date, and in an oversight capacity as Chief Financial Officer of Uniware Pty Ltd., an accounting software company, from 2001 to date; Westvantage Pty Ltd., a software company, from 2011 to date; Xceed Pty Ltd., an internet development company, from 2001 to date; Ozisp Pty Ltd., an internet service provider company, from 2001 to date; and Altius Mining Ltd., a gold exploration mining company from 2008 to 2011, devoting a few hours per month to these entities, none of which compete with the Company. Mr. Sheppard has served as director of several Australian private companies as well as serving as Trustee of the Australian Aiding Australia Trust, More Superannuation Fund and McMahon Superannuation Fund. Mr. Sheppard’s accounting background as well as his experience serving as chief executive officer and chief financial officer and director of various Australian private companies led to his appointment to the board of directors.

Mr. Sheppard is not a director in any other U.S. reporting companies nor has he been affiliated with any company that has filed for bankruptcy within the last ten years. The Company is not aware of any proceedings to which he or any of his associates is a party adverse to the Company or any of the Company’s subsidiaries or has a material interest adverse to it or any of its subsidiaries.

There are no legal proceedings that have occurred within the past ten years concerning our directors, or control persons which involved a criminal conviction, a criminal proceeding, an administrative or civil proceeding limiting one's participation in the securities or banking industries, or a finding of securities or commodities law violations.

Since we do not have an audit or compensation committee comprised of independent directors, the functions that would have been performed by such committees are performed by our Board of Directors. Thus, there is a potential conflict of interest in that our directors have the authority to determine issues concerning management compensation, in essence their own, and audit issues that may affect management decisions.

Significant Employees

Charmaine Rose has been the Managing Director and founder of InstaCash since June 2010 where she was responsible for the overall management of the Company. She was the regional manager from October 2008 to May 2010 and the Operations Manager from February 2004 to October 2008 of The Cashstore, a micro-lending company in Victoria, Australia. Prior thereto from 2002, she worked in The Cashstore in Edmonton, Alberta. She has 22 years of experience internationally in a wide range of financial and non-financial institutions and expertise in compliance, strategic financial and business performance management, capital management, financial systems, and training and development. Ms. Rose is a member of The National Financial Services Federation and The Financiers Association of Australia.

25

Vincent Appo has been mining manager of the Company since October 2013. Prior thereto, from June 2012 to November 2013, Mr. Appo was the Mine Operations Manager/Acting General Manager for Tolukuma Gold Mines Limited in Papua, New Guinea. Mr. Appo served as Consulting Survey Project Manager for Dempsey Australia Ltd, Papua, New Guinea from May 2011 to December 2011, and Mine Technical Services Manager/Acting Mine General Manager for Tolukuma Gold Mines Limited from January 2011 to July 2011 and for other gold mines in Papua, New Guinea in various positions since 2002. From 1997 to 2002, Mr. Appo was Chief Surveyor for two companies in New Guinea.

Item 6. Executive Compensation

The table below sets forth information concerning compensation paid, earned or accrued by our chief executive officer (each a “named executive officer”) for last two fiscal years. No executive officer earned compensation in excess of $100,000 during fiscal 2013 or 2012.

SUMMARY COMPENSATION TABLE

						Non-Equity	Nonqualified	All
Name and				Stock	Option	Incentive Plan	Deferred	Other
Principal	Fiscal	Salary	Bonus	Awards	Awards	Compensation	Compensation	Compensation	Total
Position	Year	($)	($)	($)	($)	($)	Earnings ($)	($)	($)
Warren Sheppard	2013	0	0	0	0	0	0	0	0
President, Chief Executive Officer	2012	0	0	0	0	0	0	0	0

David Cohen, former	2013	0	0	0	0	0	0	0	0
President, Chief Executive Officer(1)	2012	0	0	0	0	0	0	0	0

_______________

(1)  Mr. Cohen resigned as President and Chief Executive Officer of the Company on July 5, 2013.

Employment Agreement

We entered into an employment agreement, dated October 1, 2013, with Warren Sheppard to serve as our President and as a director. The initial term of the agreement is five years, which term shall automatically be renewed for additional two-year periods, unless the Company shall notify Mr. Sheppard at least 90 days prior to the expiration of the then current term or its desire not to renew the agreement. Mr. Sheppard shall receive an annual base salary of $250,000 which shall not be decreased except in connection with the reduction of the salaries of all executives of the Company. If the Company does not have sufficient funds to pay Mr. Sheppard’s salary, he shall be paid in common stock of the Company in an amount equal to three times the amount of unpaid base salary. In addition, Mr. Sheppard shall be entitled to a bonus in the amount of $150,000 to be payable in common stock of the Company, upon the acquisition of a subsidiary or business valued at greater than $1,000,000. In the event Mr. Sheppard employment is terminated for whatever reason, he will be entitled to salary and benefits that have accrued prior to the date of termination. There are no provisions for severance payments upon termination in the agreement. Mr. Sheppard is subject to a non-solicitation prohibition for two years after his termination of employment with the Company.

26

Outstanding Equity Awards

Our officers and directors do not have unexercised options, stock that has not vested, or equity awards. There were no outstanding equity awards to our named executive officers at September 30, 2013.

Compensation of Directors

No compensation has been paid to our directors in consideration for their services rendered in their capacities as directors in fiscal 2012 or 2013.

We do not currently have Board committees, including an audit committee.

Item 7. Certain Relationships and Related Transactions, and Director Independence.

Related Party Transactions

Except as described below, there were no transactions with any executive officers, directors, 5% stockholders and their families and affiliates since October 1, 2011.

On March 31, 2014, the Company issued a $157,500 convertible debenture to Warren Sheppard for loans made to the Company. The debenture is due one year from issuance and accrues interest at 12.5% per annum. At any time, at the option of the holder, the then outstanding amount of the debenture may be converted into common stock of the Company at a conversion price of 50% of the average closing bid price for the 10 business days prior to the conversion date. The note is unsecured and may be prepaid at any time without penalty.

On July 5, 2013, the Company and Beachwood Capital and the owner of 67,163,048 shares of our common stock and 3,000,000 shares of our Preferred Stock, consummated the transaction contemplated by the Stock Purchase Agreement as of June 20, 2013 with More Superannuation Fund pursuant to which the Buyer purchased all the shares of common stock and the Preferred Stock from Beachwood Capital. The purchase price for the shares was $100,000. As a result of this change in control, the current sole officer and director of the Company is Warren Sheppard.

On October 23, 2013 the Company issued 10,000,000 shares to Five Arrows as consideration for the sale of an option to acquire 80% of Instacash. Warren Sheppard, our President, Chief Executive Officer and a director, is the sole owner of Five Arrows.

On February 28, 2014, the Company issued 40,000,000 shares to Five Arrows in consideration for the assignment of certain property for the Company’s alluvial mining operations in Papua, New Guinea. Warren Sheppard, our President, Chief Executive Officer and a director, is the sole owner of Five Arrows.

Vincent Appo, the Company’s mining manager is a director and a 10% shareholder of our Papua New Guinea subsidiary, Aqua Mining (PNG) Limited.

Director Independence

We are not subject to the listing requirements of any national securities exchange or national securities association and, as a result, we are not at this time required to have our board comprised of a majority of “independent directors.” We do not believe that our director currently meets the definition of “independent” as promulgated by the rules and regulations of the NYSE Alternext US (formerly known as the American Stock Exchange).

The Board of Directors has not established an audit committee and does not have an audit committee financial expert.

27

Item 8. Legal Proceedings

There are no pending legal proceedings to which the Company is a party or in which any director, officer or affiliate of the Company, any owner of record or beneficially of more than 5% of any class of voting securities of the Company, or security holder is a party adverse to the Company or has a material interest adverse to the Company. The Company’s property is not the subject of any pending legal proceedings.

Item 9. Market Price of and Dividends on Registrant’s Common Equity and Related Stockholder Matters

Market Information

Our common stock is quoted on the over the counter pink sheets under the trading symbol DLCR.PK. The following table shows the high and low bid quotations for our common shares on the pink sheets for periods indicated. The following quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions:

Fiscal Year 2014	High Bid	Low Bid
Second Quarter	$0.20	$0.20
First Quarter	$0.25	$0.25

Fiscal Year 2013	High Bid	Low Bid
Fourth Quarter	$0.97	$0.97
Third Quarter	$0.0035	$0.0035
Second Quarter	$0.0027	$0.0027
First Quarter	$0.0011	$0.0010

Fiscal Year 2012	High Bid	Low Bid
Fourth Quarter	$0.0015	$0.0011
Third Quarter	$0.0025	$0.0025
Second Quarter	$0.0044	$0.0044
First Quarter	$0.0022	$0.0022

On July18, 2014, the closing bid price of our common stock on the OTC pink sheets quotation system was $0.35 per share.

As of July 18, 2014, there were approximately 196 holders of record of our common stock.

Dividends

We have not declared or paid any cash dividends on our common stock and we do not anticipate paying any dividends in the foreseeable future. We expect to retain any future earnings to finance our operations and expansion. The payment of cash dividends in the future will depend upon our future revenues, earnings and capital requirements and other factors the Board considers relevant.

28

Warrants or Options

The Company does not have any warrants outstanding and the Company has not yet adopted a stock option plan.

Securities Authorized for Issuance under Equity Compensation Plans

We do not have any equity compensation plans.

Item 10. Recent Sales of Unregistered Securities

On May 1, 2011, the Company issued a convertible promissory note to Hoboken Street Associates, Inc. (“Hoboken”) in the principal amount of $32,000 for marketing services provided to the Company. Interest under the note accrues at 2% per annum and, at the option of the lender, outstanding principal and interest under the note is convertible into the common stock of the Company at a conversion price of $0.001 per share. The note is unsecured, payable upon demand and senior to all existing or future indebtedness. On July 3, 2013, Hoboken sold the note to Cavanagh Capital Corporation (“Cavanagh”). On October 22, 2013, the Company converted $564 of the note held by Cavanagh into 564,000 shares of common stock, on October 31, 2013, the Company converted $500 of the note held by Cavanagh into 500,000 shares of common stock, on November 11, 2013, the Company converted $600 of the note held by Cavanagh into 600,000 shares of common stock, on November 18, 2013, the Company converted $440 of the note held by Cavanagh into 400,000 shares of common stock and on March 25, 2014, the Company converted $670 of the note held by Cavanagh Capital into 670,000 shares of common stock.

During 2011, the Company issued 31,709,194 shares of common stock to various stockholders for cash of $2,894,897.

On January 2, 2012, the Company issued a convertible promissory note to Hoboken in the principal amount of $48,000 for marketing services provided to the Company. Interest under the note accrues at 2% per annum and, at the option of the lender, outstanding principal and interest under the note is convertible into the common stock of the Company at a conversion price of $0.001 per share. The note is unsecured, payable upon demand and senior to all existing or future indebtedness. On July 3, 2013, Hoboken sold the note to Regency Capital Corporation.

On January 3, 2013, the Company issued a convertible promissory note to Hoboken in the principal amount of $12,000 for marketing services provided to the Company. Interest under the note accrues at 2% per annum and, at the option of the lender, outstanding principal and interest under the note is convertible into the common stock of the Company at a conversion price of $0.001 per share. The note is unsecured, payable upon demand and senior to all existing or future indebtedness. On July 3, 2013, Hoboken sold the note to Larus Limited.

On October 23, 2013 the Company issued 10,000,000 shares to Five Arrows Ltd. as consideration for the sale of an option to acquire 80% of Instacash Pty Ltd.

On October 10, 2013, we issued a $500,000 promissory note to Instacash in connection with the acquisition of 80% of its common stock. The note was originally due and payable on February 28, 2014 and on February 26, 2014, the parties agreed to extend the maturity date to August 28, 2014. Interest on the note accrues at a rate per annum equal to the lowest rate imputed by the Internal Revenue Service, currently 4%. The note is unsecured and may be prepaid at any time without penalty.

On February 28, 2014, the Company issued 40,000,000 shares to Five Arrows Ltd. in consideration for the assignment to the Company of certain property for its alluvial mining operations in Papua, New Guinea.

On March 31, 2014, the Company issued a $157,500 convertible debenture to Warren Sheppard for loans made to the Company. The debenture is due one year from issuance and accrues interest at 12.5% per annum. At any time, at the option of the holder, the then outstanding amount of the debenture may be converted into common stock of the Company at a conversion price of 50% of the average closing bid price for the 10 business days prior to the conversion date. The note is unsecured and may be prepaid at any time without penalty.

Each of the foregoing issuances was exempt from the registration requirements of the Securities Act of 1933, as amended pursuant to Section 4(2).

29

Item 11. Description of Securities to be Registered

The following description of our capital stock is a summary and is qualified in its entirety by the provisions of our Articles of Incorporation and Certificate of Designation which have been filed as exhibits to this Form 10.

Common Stock

We are authorized to issue 500,000,000 shares of common stock, par value $0.001, of which 53,337,485 shares are issued and outstanding as of July 17, 2014. Each holder of shares of our common stock is entitled to one vote for each share held of record on all matters submitted to the vote of stockholders, including the election of directors. The holders of shares of common stock have no preemptive, conversion, subscription or cumulative voting rights. There is no provision in our Articles of Incorporation or By-laws that would delay defer or prevent a change in control of our company.

On August 23, 2013, FINRA confirmed the 1-225 reverse stock split authorized by the Board of Directors of David Loren Corporation. The record date of the split was August 19, 2013. Accordingly, for every 225 shares of the Company held by a stockholder on such date the stockholder then had 1 share of the Company.

Preferred Stock

We are authorized to issue 50,000,000 shares of preferred stock, par value $0.001, of which 10,000,000 shares are designated Series A preferred stock. The holders of each share of Series A Preferred Stock shall be entitled to be paid out of the available funds and assets of the Company, and prior and in preference to any payment or distribution of any available funds and assets on any shares of common stock, at a liquidation price of $3.00 per share of the Preferred Stock. The Preferred Stock shall be entitled to vote on all matters submitted to stockholders and shall be entitled to 20 votes for each share of Preferred Stock and shall vote together with the holders of the common stock and not as a separate class. The Preferred Stock is convertible, at the holder’s option, for ten years from issuance at the rate of 10 shares of common stock for every share of Preferred Stock and for ten years from the date of issuance the Company may redeem the Preferred Stock, upon 5 days written notice to the holder, at a purchase price of $0.001 per share. As of July 17, 2014, there were 3,000,000 shares of Preferred Stock issued and outstanding, all which are held by More Superannuation Fund.

Warrants and Options

Other than three 2% promissory notes in the principal amounts of $32,000, $48,000 and $12,000, each convertible into shares of our common stock at a conversion price of $0.001 per share, currently there are no warrants or options outstanding.

Convertible Securities

Other than the convertible notes and debentures described above in Item 10, there are no other convertible securities outstanding.

30

Item 12. Indemnification of Directors and Officers

Our Amended and Restated Articles of Incorporation (“Articles”) provide that our directors and officers be indemnified by us to the fullest extent authorized by the Nevada Revised Statutes, against all expenses and liabilities reasonably incurred in connection with services for us or on our behalf except for (i) acts or omissions that involve intentional misconduct, fraud or a knowing violation of law or (ii the payment of dividends in violation of Nevada law. Our Articles also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in this capacity. Our Articles provide that we will advance all expenses incurred to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil or criminal, upon receipt of an undertaking by or on behalf of such person to repay said amounts should it be ultimately determined that the person was not entitled to be indemnified under our Articles or otherwise.

Our Bylaws provide that our directors and officers be indemnified by us to the fullest extent authorized by the Nevada Revised Statutes, against all expenses and liabilities reasonably incurred in connection with services for us or on our behalf except that there shall be no indemnification if a person is adjudged liable to the Company unless and to the extent that despite such adjudication, the court determines that such person is entitled to indemnity or determined by the majority of directors, independent legal counsel or the stockholders.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted by directors, executive officers or persons controlling us, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

31

Item 13. Financial Statements

KIBUSH CAPITAL CORPORATION

(A Development Stage Company)

CONSOLIDATED FINANCIAL STATEMENTS

For the nine month period ended SEPTEMBER 30, 2013

CONTENTS:

Report of Independent Registered Public Accounting Firm	F-1

Consolidated Balance Sheets as of September 30, 2013 and December 31, 2012	F-2

Consolidated Statement of Operations for the nine month periods ended September 30, 2013 and 2012 (unaudited) and for the year ended December 31, 2012 and from inception (January 5, 2005) through September 30, 2013

F-3

Consolidated Statements of Stockholder's Deficit for the period from inception (January 5, 2005) through September 30, 2013	F-4

Consolidated Statements of Cash Flows for the nine month periods ended September 30, 2013 and 2012 (unaudited) and for the year ended December 31, 2012 and for period from inception (January 5, 2005) through September 30, 2013

F-5

Notes to the Consolidated Financial Statements	F-6

32

REPORT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Kibush Capital Corporation

We have audited the accompanying consolidated balance sheets of Kibush Capital Corporation (“the Company”) as of September 30, 2013 and December 31, 2012 and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the nine month period ended September 30, 2013 and the year ended December 31, 2012 and for the cumulative period from January 5, 2005 (inception) through September 30, 2013. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

Except as discussed in the following paragraphs, we conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The Company's records did not permit the application of sufficient auditing procedures on certain accumulated amounts and account balances during the period between January 1, 2009 and September 30, 2013 as more fully described in Note 3.

In our opinion, except for the effects discussed in the previous paragraph, if any, the consolidated financial statements referred to in the first paragraph above present fairly, in all material respects, the financial position of Kibush Capital Corporation as of September 30, 2013 and December 31, 2012, and the results of its consolidated operations and its cash flows for the periods then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company is in the development stage, and has not established any source of revenue to cover its operating costs. As of September 30, 2013, the Company has a working capital deficit and insufficient cash resources to meet its planned business objectives. These and other factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plan regarding these matters is also described in Note 1 to the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Dov Weinstein & Co. C.P.A. (Isr)

www.wcpa.co.il

Jerusalem, Israel

May 15, 2014

F-1

KIBUSH CAPITAL CORPORATION

(A Development Stage Company)

CONSOLIDATED BALANCE SHEETS

(in U.S. Dollars)

as of

	September 30, 2013	December 31, 2012
ASSETS		$
Current Assets:
Cash and cash equivalents	$1,035	$6,872
Loan to related party	-	22,655

Total current assets	1,035	29,527

Non-current Assets:
Fixed assets, net	-	4,166

TOTAL ASSETS	1,035	33,693

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current liabilities:
Trade and other payables	-	27
Convertible notes payable, net of discount (including accrued interest of $3,426 and $2,027 respectively)	95,426	82,027
Loan from related party	49,093	-

Total liabilities	144,519	82,054

Stockholders’ Deficit
Preferred stock, $0.001 par value; 50,000,000 shares authorized; Series A, 3,000,000 shares issued and outstanding at September 30, 2013 and December 31, 2012	3,000	3,000
Common stock, $0.001 par value; 500,000,000 shares authorized; 563,485 shares issued and outstanding at September 30, 2013 and December 31, 2012	563	563
Additional Paid-in Capital	8,494,962	8,399,558
Deficit accumulated during development stage	(8,642,009)	(8,451,482)

Total Stockholders’ Deficit	(143,484)	(48,361)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$1,035	$33,693

The accompanying notes are an integral part of these financial statements.

F-2

 KIBUSH CAPITAL CORPORATION

(A Development Stage Company)

CONSOLIDATED STATEMENT OF OPERATIONS

(in U.S. Dollars)

	Nine months ended September 30,		Year ended December 31,	Period from January 5, 2005 (Inception) to September 30,
	2013	2012	2012	2013
		(unaudited)
Revenue
Sales	$25,897	$165,328	$227,921	$4,268,547
Cost of sales	(17,307)	(138,258)	(190,602)	(3,930,777)

Gross profit	8,590	27,070	37,319	337,770

General and administrative:
- Commissions	-	-	-	495,082
- Consulting	12,000	36,000	48,000	95,000
- Depreciation	4,166	2,476	3,413	13,126
- Design services	-	-	-	473,318
- General and administrative	1,505	21,999	31,959	5,677,697
- Professional fees	53,254	-	-	167,508
- Management fees	-	-	-	1,276,958
- Rental expense	-	-	-	374,896
- Research and development	31,408	-	-	31,408
Total operating expenses	(102,333)	(60,475)	(83,372)	(8,604,993)

Operating loss	(93,743)	(33,405)	(46,053)	(8,267,223)

Other income/(expenses)
Interest income	19	310	428	7,593
Other income – forgiveness of debt	-	-	-	71,494
Interest expense	(14,776)	(50,669)	(51,626)	(453,873)
Total other expenses	(14,757)	(50,359)	(51,198)	(374,786)

Net loss	$(108,500)	$(83,764)	$(97,251)	$(8,642,009)

Net loss per common share - basic and diluted:

Net loss per common share	$(0.19)	$(0.15)	$(0.17)

Weighted average number of common shares outstanding	563,485	563,485	563,485

 The accompanying notes are an integral part of these financial statements.

F-3

 KIBUSH CAPITAL CORPORATION

(A Development Stage Company)

CONSOLIDATED STATEMENT OF STOCKHOLDERS' DEFICIT

for the period of JANUARY 5, 2005 (INCEPTION) to SEPTEMBER 30, 2013

(in U.S. Dollars)

	Preference Stock		Common Stock		Additional Paid-in	Accumulated Deficit During Development	Total Stockholders’
	Shares	Amount	Shares	Amount	Capital	Stage	Deficit

Inception (January 5, 2005)	-	$-	-	$-	$-	$-	$-
Shares issued in merger with Premier Platform Holdings, Colorado	-	-	115	1	208,781	(208,782)	-
Net loss	-	-	-	-	-	-	-

Balance at December 31, 2005	-	-	115	1	208,781	(208,782)	-

Common stock issued at $5.30 per share for cash	-	-	75,837	75	401,733	-	401,808
Common stock issued at $6.75 per share for cash	-	-	8,146	8	54,977	-	54,985
Common stock issued at $96.42 per share for cash	-	-	3,111	2	299,998	-	300,000
Common stock issued for cash at $168.75 per share	-	-	444	1	74,999	-	75,000
Common stock issued for cash at $31.19 per share	-	-	801	1	24,999	-	25,000
Net loss	-	-	-	-	-	(586,189)	(586,189)

Balance at December 31, 2006	-	-	88,454	88	1,065,487	(794,971)	270,604

Common stock issued for cash at $303.75 per share	-	-	4,180	4	1,269,520	-	1,269,524
Common stock issued for cash at $303.75 per share	-	-	1,481	1	449,995	-	449,996
Common stock issued for cash at $911.25 per share	-	-	99	1	89,998	-	89,999
Net loss	-	-	-	-	-	(1,326,224)	(1,326,224)

Balance at December 31, 2007	-	-	94,214	94	2,875,000	(2,121,195)	753,899

Common stock issued for cash at various prices	-	-	69,153	69	950,082	-	950,151
Net loss	-	-	-	-	-	(1,696,824)	(1,696,824)

Balance at December 31, 2008	-	-	163,367	163	3,825,082	(3,818,019)	7,226

Common stock issued for cash at various prices	-	-	8,849	9	244,728	-	244,737
Net loss	-	-	-	-	-	(1,514,747)	(1,514,747)

Balance at December 31, 2009	-	-	172,216	172	4,069,810	(5,332,766)	(1,262,784)

Common stock issued for repayment of convertible debt	-	-	127,160	127	1,407,461	-	1,407,588
Common stock issued for cash to reconcile share price	-	-	123,179	123	27,531	-	27,654
Net loss	-	-	-	-	-	(1,528,926)	(1,528,926)

Balance at December 31, 2010	-	-	422,555	422	5,504,802	(6,861,692)	(1,356,468)

Common stock issued for cash at various prices	-	-	140,930	141	2,894,756	-	2,894,897
Preference Shares A Issued for cash at $0.001 per share	3,000,000	3,000	-	-	-	-	3,000
Discount on convertible promissory note	-	-	-	-	32,428	-	32,428
Net loss	-	-	-	-	-	(1,574,566)	(1,574,566)

Balance at December 31, 2011	3,000,000	3,000	563,485	563	8,431,986	(8,436,258)	(709)

Discount on convertible promissory notes	-	-	-	-	49,199	-	49,199
Net loss	-	-	-	-	-	(83,764)	(83,764)

Balance at September 30, 2012	3,000,000	3,000	563,485	563	8,481,185	(8,520,022)	(35,274)

Discount on convertible promissory notes	-	-	-	-	400	-	400
Net loss	-	-	-	-	-	(13,487)	(13,487)

Balance at December 31, 2012	3,000,000	3,000	563,485	563	8,481,585	(8,533,509)	(48,361)

Discount on convertible promissory notes	-	-	-	-	13,377	-	13,377
Loss for the period	-	-	-	-	-	(108,500)	(108,500)

Balance at September 30, 2013	3,000,000	$3,000	563,485	$563	$8,494,962	$(8,642,009)	$(143,484)

The accompanying notes are an integral part of these financial statements.

F-4

KIBUSH CAPITAL CORPORATION

(A Development Stage Company)

CONSOLIDATED STATEMENT OF CASH FLOWS

(in U.S. Dollars)

	Nine months ended September 30,		Year ended December 31,	Period from January 5, 2005 (Inception) to September 30,
	2013	2012	2012	2013
		(unaudited)
CASH FLOW FROM OPERATING ACTIVITIES

Net loss	$(108,500)	$(83,764)	$(97,251)	$(8,642,009)

Non-cash expenses:
Accrued interest - notes payable	1,399	-	2,027	3,426
Accretion of note discount	13,377	49,199	49,599	95,404
Depreciation	4,166	2,476	3,413	13,126
Stock based payments	-	-	-	2,164,751

Changes in operating assets and liabilities:
Trade and other payables	(27)	-	27	-

Net cash used in operating activities	(89,585)	(32,089)	(42,185)	(6,365,302)

CASH FLOW FROM INVESTING ACTIVITIES
Acquisition of fixed assets	-	(2,076)	(2,076)	(13,126)
Net cash used in investing activities	-	(2,076)	(2,076)	(13,126)

CASH FLOW FROM FINANCING ACTIVITIES
Proceeds from issuance of common stock	-	-	-	6,333,756
Proceeds from issuance of preference stock	-	-	3,000	3,000
Borrowings from related parties	71,748	(8,053)	83	(49,293)
Proceeds from issuance of notes payable	12,000	48,000	48,000	92,000
Net cash provided by financing activities	83,748	39,947	51,083	6,379,463

(Decrease)/increase in cash and cash equivalents	(5,837)	5,782	6,822	1,035

Cash and cash equivalents at the beginning of the period	6,872	50	50	-

Cash and cash equivalents at the end of the period	$1,035	$5,832	$6,872	$1,035

The accompanying notes are an integral part of these financial statements.

F-5

KIBUSH CAPITAL CORPORATION

(A Development Stage Company)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the period ended SEPTEMBER 30, 2013

NOTE 1 – NATURE OF BUSINESS AND BASIS OF PRESENTATION

Kibush Capital Corporation (the “Company”) is a Nevada Corporation. The Company was incorporated January 5, 2005 and is a development stage as defined by Accounting Standards Codification 915 (ASC 915), “Accounting and reporting by Development Stage Enterprises”. The Company was incorporated with a fiscal year end of December 31.

The Company was incorporated as Premier Platform Holding Company, Inc a Nevada corporation. During 2005, the Company merged with Premier Platform Holdings Company, Inc a Colorado corporation. The merger was completed on August 18, 2006.

The Company then changed its name to Paolo Nevada Enterprises, Inc on August 12, 2005. The Company again changed its name to David Loren Corporation on January 10, 2006 and finally Kibush Capital Corporation on August 19, 2013.

The Company is devoting substantially all of its efforts to the development of its business plans; to identify companies with proven products and and services which provide opportunities that can be immediately sold into an existing market place. The Company will provide the management and financial expertise to support its acquired businesses.

Basis of Presentation

The Company maintains its accounting records on an accrual basis in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”).

The consolidated financial statements of the Company include the accounts of the Company, and all entities in which a direct or indirect controlling interest exists through voting rights or qualifying variable interests. All intercompany balances and transactions have been eliminated in the consolidated financial statements.

Change in Fiscal Year End

The Board of Directors of the Company approved a change in the Company’s fiscal year end from December 31 to September 30 of each year.

Comparative Figures - Transition Reports

In accordance with Rule 13a-10 - Transition Reports we have included comparative statement of operations and cash flows for the nine month period ended September 30, 2012. These historical figures are unaudited.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and the liquidation of liabilities in the normal course of business. As at September 30, 2013, the Company has an accumulated deficit of $8,642,009 and has not earned insufficient revenues to cover operating costs since inception and has a working capital deficit. The Company intends to fund operations through equity financing arrangements, which may be insufficient to fund its capital expenditures, working capital and other cash requirements for the year ending September 30, 2014.

F-6

The ability of the Company to emerge from the development stage is dependent upon, among other things, obtaining additional financing to continue operations, and development of its business plan. In response to these problems, management intends to raise additional funds through public or private placement offerings.

These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Functional and Reporting Currency

The consolidated financial statements are presented in U.S. Dollars. The Company’s functional currency is the Australian Dollar. Assets and liabilities are translated using the exchange rate on the respective balance sheet dates. Items in the income statement and cash flow statement are translated into U.S. Dollars using the average rates of exchange for the periods involved. The resulting translation adjustments are recorded as a separate component of other comprehensive income/(loss) within stockholders’ equity.

The functional currency of foreign entities is generally the local currency unless the primary economic environment requires the use of another currency. Gains or losses arising from the translation or settlement of foreign-currency-denominated monetary assets and liabilities into the functional currency are recognized in the income in the period in which they arise. However, currency differences on intercompany loans that have the nature of a permanent investment are accounted for as translation differences as a separate component of other comprehensive income/(loss) within stockholders’ equity.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts or revenues and expenses during the reporting period. Actual results could differ from those estimates.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The principal accounting policies are set out below, these policies have been consistently applied to the period presented, unless otherwise stated:

Cash and cash equivalents

Cash and equivalents include investments with initial maturities of three months or less. The Company maintains its cash balances at credit-worthy financial institutions that are insured by the Federal Deposit Insurance Corporation ("FDIC") up to US$250,000.

Fixed assets

Fixed assets are recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets, generally three to five years.

F-7

Impairment of long lived assets

In accordance with authoritative guidance related to impairment or disposal of long-lived assets, management reviews the Company’s long-lived asset groups for impairment whenever events indicate that their carrying amount may not be recoverable. When management determines that one or more impairment indicators are present for an asset group, it compares the carrying amount of the asset group to net future undiscounted cash flows that the asset group is expected to generate. If the carrying amount of the asset group is greater than the net future undiscounted cash flows that the asset group is expected to generate, it compares the fair value to the book value of the asset group. If the fair value is less than the book value, it recognizes an impairment loss. The impairment loss would be the excess of the carrying amount of the asset group over its fair value. To date, the Company has not experienced any impairment losses on its long-lived assets used in operations.

Beneficial Conversion Features of Debentures

In accordance with FASB ASC 470-20, Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios, we recognize the advantageous value of conversion rights attached to convertible debt. Such rights give the debt holder the ability to convert his debt into common stock at a price per share that is less than the trading price to the public on the day the loan is made to us. The beneficial value is calculated as the intrinsic value (the market price of the stock at the commitment date in excess of the conversion rate) of the beneficial conversion feature of debentures and related accruing interest is recorded as a discount to the related debt and an addition to additional paid in capital. The discount is amortized over the remaining outstanding period of related debt using the interest method.

Loss per Share

The Company computes net loss per share in accordance with ASC 260, "Earnings Per Share" ASC 260 requires presentation of both basic and diluted earnings per share (“EPS”) on the face of the income statement. Basic EPS is calculated by dividing the profit or loss attributable to common shareholders of the Company by the weighted average number of common shares outstanding during the period. Diluted EPS is determined by adjusting the profit or loss attributable to common shareholders and the weighted average number of common shares outstanding for the effects of all potential dilutive common shares, which comprise convertible promissory notes.

Common stock equivalents were excluded from the computation of diluted loss per share since their inclusion would be anti-dilutive. Total shares issuable upon the exercise of convertible debt for the periods ended September 30, 2013 and 2012 and for the year ended December 31, 2012, were comprised as follows:

	Nine Months Ended September 30,		Year ended December 31,
	2013	2012	2012

Convertible promissory notes – 2011	33,571,000	32,908,000	33,070,000
Convertible promissory notes – 2012	49,675,000	48,715,000	48,957,000
Convertible promissory notes – 2013	12,180,000	-	-

Total common stock equivalents	95,426,000	81,623,000	82,027,000

F-8

Income Taxes

Income taxes are accounted for in accordance with ASC Topic 740, “Income Taxes.” Under the asset and liability method, deferred tax assets and liabilities are recognized for the future consequences of differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases (temporary differences). Deferred tax assets and liabilities are measured using tax rates expected to apply to taxable income in the years in which those temporary differences are recovered or settled. Valuation allowances for deferred tax assets are established when it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Recent Accounting Pronouncements

Company management do not believe that the adoption of recently issued accounting pronouncements will have a significant impact on the Company's financial position, results of operations, or cash flows.

Research and Development

Research and development costs are recognized as an expense in the period in which they are incurred. Research and development costs expensed during the period ended September 30, 2013 consists of US$30,743 market research for the supply and distribution of Australian Single Malt Whiskey in the United States and US$665 in research into South Africa diamond tailing dumps.

NOTE 3 – AUDIT QUALIFICATION

We were unable to obtain sufficient audit evidence or perform additional audit procedures to support professional expenses for the nine month period ended September 30, 2013 in its entire amount and we were also unable to audit certain accumulated losses and additional paid-in capital amounts from inception in the statement of changes in stockholders deficit and cash flows for the periods mentioned in our qualification.

We were also unable to obtain sufficient audit evidence to verify the 2012 cash and cash equivalent balance in the entire amount.

We were unable to obtain sufficient audit evidence or perform additional audit procedures on the financial statements of Javathyme, Inc the Company’s wholly owned subsidiary. Those statements are unaudited. Our opinion, insofar as it relates to the amounts included in the consolidated financial report are based solely on the unaudited financial report of the wholly owned subsidiary.

NOTE 4 – CASH AND CASH EQUIVALENTS

	September 30,	December 31,
	2013	2012
	US$	US$

Cash in bank	884	6,872
Cash on hand	151	-

	1,035	6,872

F-9

NOTE 5 – FIXED ASSETS, NET

	Computer Equipment	Total
	US$	US$

Carrying value as of December 31, 2011	7,579	7,579

Depreciation for the year	(3,413)	(3,413)

Carrying value as of December 31, 2012	4,166	4,166

Depreciation for the period	(4,166)	(4,166)

Closing balance as of September 30, 2013	-	-

Depreciation expense was approximately $4,166 and $2,476 for the nine month periods ended September 30, 2013 and 2012 respectively and $3,413 for the year ended December 31, 2012.

NOTE 6 – CONVERTIBLE NOTES PAYABLE

	September 30, 2013
	Note face amount	Discount beneficial conversion	Financing cost	Net amount of note
	US$	US$	US$	US$

2011 Note	33,571	-	33,571	33,571
2012 Note	49,675	-	49,675	49,675
2013 Note	12,180	-	12,180	12,180

Total	95,426	-	95,426	95,426

F-10

	December 31, 2012
	Note face amount	Discount beneficial conversion	Financing cost	Net amount of note
	US$	US$	US$	US$

2011 Note	33,070	-	33,070	33,070
2012 Note	48,957	-	48,957	48,957

Total	82,027	-	82,027	82,027

2011 Note

On May 1, 2011, the Company issued a 2.00% Convertible Note due April 30, 2012 with a principal amount of $32,000 (the "2011 Note") for cash. Interest on the 2011 Note is accrued annually effective from May 1, 2011 forward. The 2011 Note is unsecured and repayable on demand. The 2011 Note is senior in right to all existing and future indebtedness which is subordinated by its terms and at the option of the Lender, the principal along with any accrued interest may be converted in whole or part into Common Stock at a price of $0.001.

As this note carries a conversion rate that is less than market rate, the rules of beneficial conversion apply. The difference between the conversion rate and the market rate is classified as a discount on the note and accreted over the term of the note, which with respect to this note is 12 months. The face amount of the outstanding note as of September 30, 2013 and December 31, 2012 is $33,571 and $33,070 respectively. As of September 30, 2013 and December 31, 2012, the note has been discounted by $33,571 and $33,070 respectively. During the periods ended September 30, 2013 and December 31, 2012, $479 and $642 was accreted to financing costs.

2012 Note

On January 2, 2012, the Company issued a 2.00% Convertible Note due January 1, 2013 with a principal amount of $48,000 (the "2012 Note") for cash. Interest on the 2012 Note is accrued annually effective from January 2, 2012 forward. The 2012 Note is unsecured and repayable on demand. The 2012 Note is senior in right to all existing and future indebtedness which is subordinated by its terms and at the option of the Lender, the principal along with any accrued interest may be converted in whole or part into Common Stock at a price of $0.001.

As this note carries a conversion rate that is less than market rate, the rules of beneficial conversion apply. The difference between the conversion rate and the market rate is classified as a discount on the note and accreted over the term of the note, which with respect to this note is 12 months. The face amount of the outstanding note as of September 30, 2013 and December 31, 2012 is $49,675 and $48,957 respectively. As of September 30, 2013 and December 31, 2012, the note has been discounted by $49,675 and $48,957 respectively. During the periods ended September 30, 2013 and December 31, 2012, $718 and $48,957 was accreted to financing costs.

2013 Note

On January 3, 2013, the Company issued a 2.00% Convertible Note due January 2, 2014 with a principal amount of $12,000 (the "2013 Note") for cash. Interest on the 2013 Note is accrued annually effective from January 3, 2013 forward. The 2013 Note is unsecured and repayable on demand. The 2013 Note is senior in right to all existing and future indebtedness which is subordinated by its terms and at the option of the Lender, the principal along with any accrued interest may be converted in whole or part into Common Stock at a price of $0.001.

F-11

As this note carries a conversion rate that is less than market rate, the rules of beneficial conversion apply. The difference between the conversion rate and the market rate is classified as a discount on the note and accreted over the term of the note, which with respect to this note is 12 months. The face amount of the outstanding note as of September 30, 2013 is $12,180. As of September 30, 2013 the note has been discounted by $12,180. During the period ended September 30, 2013, $12,180 was accreted to financing costs.

As of September 30, 2013 and December 31, 2012 , cumulative interest of $3,426 and $2,027 respectively, has been accrued on these notes.

NOTE 7 – LOAN FROM RELATED PARTY

	September 30,	December 31,
	2013	2012
	US$	US$

Loan from/(to) related party	49,093	(22,655)

The above loan is unsecured, bears no interest and has no set terms of repayment and is repayable on demand.

NOTE 8 – STOCKHOLDER’S DEFICIT

Common Stock

On January 5, 2005, the Company merged with Premier Platforms Holdings Company, a Colorado corporation. The Company issued 115 shares of common stock for outstanding shares in Premier Platforms Holding.

On November 10, 2006 the Company issued 75,837 shares at $5.30 per share of common stock to 3 founding stockholders for cash in the amount of $401,808.

On November 29, 2006 the Company issued 8,146 shares of common stock at $6.75 per share to 5 stockholders for cash in the amount of $54,985.

During 2006, the Company issued 4,356 shares of common stock to Dante Panella as follows:

Between August 2006 and September 2006, the Company issued 3,111 shares of common stock at $96.42 per share for $300,000 cash.

In November 2006, the Company issued 444 shares of common stock at $168.75 per share for $75,000 cash.

Between November and December 2006, the Company issued 801 shares of common stock at $31.19 per share for $25,000 cash.

On October 30, 2006, the Company's Board authorised a 200:1 reverse stock split.

Between January and October 2007, the Company issued 4,180 shares of common stock at $303.75 per share for $1,269,524 cash.

F-12

During 2007, the Company issued 1,481 shares of common stock at $303.75 per share for $449,996 cash.

On October 29, 2007, the Company's Board authorised a 3:1 reverse stock split.

On November 26, 2007, the Company issued 99 shares of common stock at $911.25 per share for $89,999 cash.

During 2008, the Company issued 69,153 shares of common stock at various prices for $950,151 cash.

During 2009, the Company issued 8,849 shares of common stock at various prices for $244,737 cash.

On May 10, 2010, the Company issued 127,160 shares of common stock as repayment of $1,407,588 in convertible demand notes.

During 2010 the Company issued 123,179 shares of common stock to existing stockholders at par in order to correct the price per share valued at $27,654.

During 2011 the Company issued 140,930 shares of common stock to various stockholders for cash of $2,894,897.

On August 22, 2013, the Company's Board authorised a 225:1 reverse stock split. All share and per share data in the accompanying financial statements and footnotes has been adjusted retrospectively for the effects of the stock split.

Preferred Stock

Preferred stock includes 50,000,000 shares authorised at $0.001 par value, of which 10,000,000 have been designated Series A. 3,000,000 Series A are issued and outstanding.

NOTE 9 – INCOME TAXES

The provision/(benefit) for income taxes for the nine month periods ended September 30, 2013 and 2012 and the year ended December 31, 2013 was as follows (assuming a 15% effective tax rate):

	September 30,		December 31,
	2013	2012	2012
	US$	US$	US$
Current Tax Provision
Federal-
Taxable income
Total current tax provision	-	-	-
	-	-	-

Deferred Tax Provision
Federal-
Loss carry forwards	16,275	12,565	14,588
Change in valuation allowance	(16,275)	(12,565)	(14,588)
Total deferred tax provision	-	-	-

F-13

The Company had deferred income tax assets as of September 30, 2013 and December 31, 2012 as follows:	September 30,	December 31
	2013	2012
	US$	US$

Loss carry forwards	1,296,301	1,280,026
Less - Valuation allowance	(1,296,301)	(1,280,026)
	-	-

The Company provided a valuation allowance equal to the deferred income tax assets for period ended September 30, 2013 because it is not presently known whether future taxable income will be sufficient to utilize the loss carryforwards.

As of September 30, 2013, the Company had approximately $8,642,009 in tax loss carryforwards that can be utilized future periods to reduce taxable income, and expire by the year 2033.

The Company did not identify any material uncertain tax positions. The Company did not recognize any interest or penalties for unrecognized tax benefits.

The federal income tax returns of the Corporation are subject to examination by the IRS, generally for three years after they are filed.

NOTE 10 – FAIR VALUE MEASUREMENTS

The Company adopted Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 820. Under this FASB, fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (an exit price). The standard outlines a valuation framework and creates a fair value hierarchy in order to increase the consistency and comparability of fair value measurements and the related disclosures. Under GAAP, certain assets and liabilities must be measured at fair value, and FASB ASC 820-10-50 details the disclosures that are required for items measured at fair value.

The Company various financial instruments that must be measured under the new fair value standard including: cash in bank. The Company currently does not have non-financial assets or non-financial liabilities that are required to be measured at fair value on a recurring basis. The Company’s financial assets and liabilities are measured using inputs from the three levels of the fair value hierarchy.

- Level 1:  Quoted prices in active markets for identical instruments;

- Level 2:   Other significant observable inputs (including quoted prices in active markets for similar instruments);

- Level 3:   Significant unobservable inputs (including assumptions in determining the fair value of certain investments).

F-14

Financial assets and liabilities carried at fair value and measured on a recurring basis are classified in the hierarchy as follows:

	Fair Value at September 30, 2013
	Level 1	Level 2	Level 3	Total
	$	$	$	$

Cash and cash equivalents	1,035	-	-	1,035
Total financial assets carried at fair value	1,035	-	-	1,035

	Fair Value at December 31, 2012
	Level 1	Level 2	Level 3	Total
	$	$	$	$

Cash and cash equivalents	6,872	-	-	6,872
Total financial assets carried at fair value	6,872	-	-	6,872

NOTE 11 – RELATED PARTY TRANSACTIONS

Details of transactions between the Corporation and related parties are disclosed below.

The following entities have been identified as related parties :

Warren Sheppard  - Director

Javathyme, Inc  - Wholly owned subsidiary

Five Arrows Limited  - Common director

New World Distilleries  - Common director

F-15

The following transactions were carried out with related parties:

	September 30,	December 31,
	2013	2012
	US$	US$
Balance sheets:
Loan from/(to) related party - Director and stockholder	49,093	(22,655)
From time to time, the president and stockholder of the Company provides advances to the Company for its working capital purposes. These advances bear no interest and are due on demand.

Income statement:
Research and development	30,743	-

NOTE 12 – BUSINESS COMBINATIONS

Set out below are the subsidiaries of the group as of September 30, 2013 which, in the opinion of the directors, are material to the group. The subsidiaries as listed below have share capital consisting solely of ordinary shares, which are held directly by the Company; the country of incorporation is also their principal place of business.

Name of Entity	Country of Incorporation	Acquisition Date	Voting Equity Interests	Nature of Relationship

Javathyme, Inc	U.S.A.	January 31, 2012	100%	Note 1

Note 1: Javathyme, Inc was incorporated by Kibush Capital Corporation on January 31, 2005 and traded in coffee and spices. The Company ceased trading on March 31, 2013 and was subsequently dissolved on September 27, 2013. Revenue since acquisition included in the consolidated income statement for the reporting period amounts to $253,818 and accumulated losses of $100.

NOTE 13 – RECENT ACCOUNTING STANDARD UPDATES

There are no new accounting pronouncements expected to have any impact on the Company's financial statements.

NOTE 14 – SUBSEQUENT EVENTS

On October 1, 2013 the Company entered into an employment agreement its Chief Executive Officer of the Company. The employment agreement has a term of five years.

On October 10, 2013, the Company signed a $500,000, four month Promissory Note as part of the stock purchase agreement with The Instacash Group. The Note is due on February 8, 2014. Interest equal to the lowest rate imputed by the IRS is accrued annually effective from October 10, 2013 onwards. The 2014 Note is unsecured and payable on demand.

F-16

On October 10, 2013, the Company signed a stock purchase agreement to purchase 48 newly issued shares of common stock in Instacash (Pty) Ltd and 800 newly issued units in The Instacash Trust; acquiring 80% controlling interest in both entities. Instacash (Pty) Ltd is the corporate trustee of The Instacash Trust (an Australian Unit Trust), together known as the Instacash Group.

On October 12, 2013, the Company issued by directors resolution, 10,000,000 shares of newly issued common stock for the purchase of a Memorandum of Understanding (dated September 2, 2013) from a related company (Five Arrows Limited); which gave Kibush Capital Corporation the right to acquire 80% ownership in Instacash (Pty) Ltd, an Australian Currency Services provider and Corporate Trustee of the Instacash Trust.

Between October 23, 2013 and November 18, 2013, the Company issued a total of 2,104,000 shares of common stock upon the requests from convertible note holders to convert principal totaling $2,104 into the Company’s common stock based on the terms set forth in the loans. The conversion rate was $0.001.

On February 28, 2014, the Company issued by directors resolution, 40,000,000 shares of newly issued common stock to conclude a Assignment and Bill of Sale (dated February 14, 2014) from a related company (Five Arrows Limited); which gave Kibush Capital Corporation the right to enter into a Joint Venture contract with the leaseholders of certain Mining Leases in Papua New Guinea.

On February 28, 2014, the Company signed a Joint Venture Agreement with the leaseholders of Mining Leases ML296-301 and ML278 located at Koranga, Wae, Papua New Guinea. According to the Joint Venture Agreement, Kibush Capital Corporation will finance alluvial gold mining operations and be entitled to receive 70% of the net profit of the project.

On March 13, 2014, the Company issued a total of 670,000 shares of common stock upon the requests from convertible note holders to convert principal totaling $670 into the Company’s common stock based on the terms set forth in the loans. The conversion rate was $0.001.

On March 31, 2014 the Company converted a related party loan into a $157,500 convertible debenture, incurring interest at an annual rate of 12.5% at a maturity date of March 31, 2015. The debenture is convertible into shares of common stock, at a price of fifty percent of the average closing bid price for the ten business days prior to the conversion.

In accordance with ASC 855-10, Company management reviewed all material events through the date of this report and determined that there are no additional material subsequent events to report.

F-17

KIBUSH CAPITAL CORPORATION

(A Development Stage Company)

INTERIM CONSOLIDATED FINANCIAL STATEMENTS

For the three month period ended DECEMBER 31, 2013

CONTENTS:

Report of Independent Registered Public Accounting Firm

Consolidated Balance Sheets as of December 31, 2013 (unaudited) and September 30, 2013	F-2

Consolidated Statement of Operations for the three month periods ended December 31, 2013 and 2012 and from inception (January 5, 2005) through December 31, 2013 (unaudited)	F-3

Consolidated Statements of Stockholder's Deficit for the period from inception (January 5, 2005) through December 31, 2013 (unaudited)	F-4

Consolidated Statements of Cash Flows for the three month periods ended December 31, 2013 and 2012 and for period from inception (January 5, 2005) through December 31, 2013 (unaudited)	F-5

Notes to the Interim Consolidated Financial Statements	F-6

F-1

KIBUSH CAPITAL CORPORATION

(A Development Stage Company)

INTERIM CONSOLIDATED BALANCE SHEETS

(in U.S. Dollars)

as of

ASSETS	December 31, 2013	September 30, 2013
	(unaudited)
Current Assets:
Cash and cash equivalents	$814	$1,035
Prepaid expenses	3,749	-
Trade and other receivables	2,422	-
Short-term loans receivable, less provision for doubtful accounts of $266,832 as of December 31, 2013	9,119	-

Total current assets	16,104	1,035

Non-current Assets:
Fixed assets, net	90,550	-
Goodwill	398,081	-

TOTAL ASSETS	504,735	1,035

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current liabilities:
Trade and other payables	12,879	-
Convertible notes payable, net of discount (including accrued interest of $3,889 and $3,426 respectively)	93,785	95,426
Loans from related parties	604,815	49,093

Total liabilities	711,479	144,519

Stockholders’ Deficit
Preferred stock, $0.001 par value; 50,000,000 shares authorized; Series A, 3,000,000 shares issued and outstanding at December 31, 2013 and September 30, 2013	3,000	3,000
Common stock, $0.001 par value; 500,000,000 shares authorized; 12,667,485 shares issued and outstanding at December 31, 2013 and 563,485 shares issued and outstanding as of September 30, 2013	12,667	563
Additional Paid-in Capital	8,602,770	8,494,962
Deficit accumulated during development stage	(8,766,817)	(8,642,009)
Accumulated other comprehensive income	15,215	-
Total Kibush Capital Corporation’s stockholders’ deficit	(133,165)	(143,484)
Non-controlling interest	(73,579)	-
Total Stockholders’ Deficit	(206,744)	(143,484)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$504,735	$1,035

The accompanying notes are an integral part of these financial statements.

F-2

KIBUSH CAPITAL CORPORATION

(A Development Stage Company)

CONSOLIDATED STATEMENT OF OPERATIONS

(in U.S. Dollars)

(unaudited)

	Three Months Ended December 31,		Period from January 5, 2005 (Inception) to December 31,
	2013	2012	2013

Revenue
Sales	$7,513	$62,593	$4,276,060
Cost of sales	-	(52,344)	(3,930,777)

Gross profit	7,513	10,249	345,283

General and administrative:
- Advertising	2,646	-	2,646
- Commissions	-	-	495,082
- Consulting	30,419	12,000	125,419
- Depreciation	1,759	937	14,885
- Design services	-	-	473,318
- Director’s compensation	62,500	-	62,500
- General and administrative	13,091	9,960	5,690,788
- Professional fees	3,081	-	170,589
- Management fees	-	-	1,276,958
- Rental expense	9,057	-	383,953
- Research and development	5,745	-	37,153
- Salaries and wages	6,632	-	6,632
Total operating expenses	(134,930)	(22,897)	(8,739,923)

Operating loss	(127,417)	(12,648)	(8,394,640)

Other income/(expenses)
Interest income	-	118	7,593
Other income – forgiveness of debt	-	-	71,494
Interest expense	(788)	(957)	(454,661)
Total other expenses	(788)	(839)	(375,574)

Net loss, including non-controlling interests	(128,205)	(13,487)	(8,770,214)

Less: Loss attributable to non-controlling interest	(3,397)	-	(3,397)

Net loss	$(124,808)	$(13,487)	$(8,766,817)

Net loss per common share - basic and diluted:

Net loss per common share to common shareholders	$(0.01)	$(0.02)

Weighted average number of common shares outstanding	9,589,181	563,485

The accompanying notes are an integral part of these financial statements.

F-3

KIBUSH CAPITAL CORPORATION

(A Development Stage Company)

CONSOLIDATED STATEMENT OF STOCKHOLDERS' DEFICIT

for the period of JANUARY 5, 2005 (INCEPTION) to DECEMBER 31, 2013

(in U.S. Dollars)

(unaudited)

	Preference Stock		Common Stock		Additional Paid-in	Non-controlling	Accumulated Deficit During Development	Accumulated other comprehensive	Total Stockholders’
	Shares	Amount	Shares	Amount	Capital	Interest	Stage	income	Deficit

Inception (January 5, 2005)	-	$-	-	$-	$-	$-	$-	$-	$-
Shares issued in merger with Premier Platform Holdings, Colorado	-	-	115	1	208,781	-	(208,782)	-	-
Net loss	-	-	-	-	-	-	-	-	-

Balance at December 31, 2005	-	-	115	1	208,781	-	(208,782)	-	-

Common stock issued at $5.30 per share for cash	-	-	75,837	75	401,733	-	-	-	401,808
Common stock issued at $6.75 per share for cash	-	-	8,146	8	54,977	-	-	-	54,985
Common stock issued at $96.42 per share for cash	-	-	3,111	2	299,998	-	-	-	300,000
Common stock issued for cash at $168.75 per share	-	-	444	1	74,999	-	-	-	75,000
Common stock issued for cash at $31.19 per share	-	-	801	1	24,999	-	-	-	25,000
Net loss	-	-	-	-	-	-	(586,189)	-	(586,189)

Balance at December 31, 2006	-	-	88,454	88	1,065,487	-	(794,971)	-	270,604

Common stock issued for cash at $303.75 per share	-	-	4,180	4	1,269,520	-	-	-	1,269,524
Common stock issued for cash at $303.75 per share	-	-	1,481	1	449,995	-	-	-	449,996
Common stock issued for cash at $911.25 per share	-	-	99	1	89,998	-	-	-	89,999
Net loss	-	-	-	-	-	-	(1,326,224)	-	(1,326,224)

Balance at December 31, 2007	-	-	94,214	94	2,875,000	-	(2,121,195)	-	753,899

Common stock issued for cash at various prices	-	-	69,153	69	950,082	-	-	-	950,151
Net loss	-	-	-	-	-	-	(1,696,824)	-	(1,696,824)

Balance at December 31, 2008	-	-	163,367	163	3,825,082	-	(3,818,019)	-	7,226

Common stock issued for cash at various prices	-	-	8,849	9	244,728	-	-	-	244,737
Net loss	-	-	-	-	-	-	(1,514,747)	-	(1,514,747)

Balance at December 31, 2009	-	-	172,216	172	4,069,810	-	(5,332,766)	-	(1,262,784)

Common stock issued for repayment of convertible debt	-	-	127,160	127	1,407,461	-	-	-	1,407,588
Common stock issued for cash to reconcile share price	-	-	123,179	123	27,531	-	-	-	27,654
Net loss	-	-	-	-	-	-	(1,528,926)	-	(1,528,926)

Balance at December 31, 2010	-	-	422,555	422	5,504,802		(6,861,692)	-	(1,356,468)

Common stock issued for cash at various prices	-	-	140,930	141	2,894,756	-	-	-	2,894,897
Preference Shares A Issued for cash at $0.001 per share	3,000,000	3,000	-	-	-	-	-	-	3,000
Discount on promissory note	-	-	-	-	32,428	-	-	-	32,428
Net loss	-	-	-	-	-	-	(1,574,566)	-	(1,574,566)

Balance at December 31, 2011	3,000,000	3,000	563,485	563	8,431,986	-	(8,436,258)	-	(709)

Discount on promissory note	-	-	-	-	49,199	-	-	-	49,199
Net loss	-	-	-	-	-	-	(83,764)	-	(83,764)

Balance at September 30, 2012	3,000,000	3,000	563,485	563	8,481,185		(8,520,022)		(35,274)

Discount on promissory note	-	-	-	-	400	-	-	-	400
Net loss	-	-	-	-	-	-	(13,487)	-	(13,487)

Balance at December 31, 2012	3,000,000	3,000	563,485	563	8,481,585	-	(8,533,509)	-	(48,361)

Discount on promissory note	-	-	-	-	13,377	-	-	-	13,377
Loss for the period	-	-	-	-	-	-	(108,500)	-	(108,500)

Balance at September 30, 2013	3,000,000	$3,000	563,485	$563	$8,494,962	-	$(8,642,009)	-	$(143,484)

Discount on convertible promissory notes	-	-	-	-	455	-	-	-	455
Purchase of MOU for acquisition of Instacash Group @ 0.0117 per share of common stock	-	-	10,000,000	10,000	107,353	-	-	-	117,353
Purchase of controlling interest in subsidiary	-	-	-	-	-	(70,182)	-	-	(70,182)
Repayment of convertible loans @ 0.001 per share of common stock	-	-	2,104,000	2,104	-	-	-	-	2,104
Foreign currency translation adjustments	-	-	-	-	-	-	-	15,215	15,215
Net loss	-	-	-	-	-	(3,397)	(124,808)	-	(128,205)

Balance at December 31, 2013	3,000,000	$3,000	12,667,485	$12,667	$8,602,770	$(73,579)	$(8,766,817)	$15,215	$(206,744)

The accompanying notes are an integral part of these financial statements.

F-4

KIBUSH CAPITAL CORPORATION

(A Development Stage Company)

CONSOLIDATED STATEMENT OF CASH FLOWS

(in U.S. Dollars)

(unaudited)

	Three months ended December 31,		Period from January 5, 2005 (Inception) to December 31,
	2013	2012	2013
CASH FLOW FROM OPERATING ACTIVITIES

Net loss	$(128,205)	$(13,487)	$(8,770,214)

Non-cash expenses:
Accrued interest - notes payable	455	2,027	3,881
Accretion of note discount	455	400	95,859
Depreciation	1,759	937	14,885
Directors compensation	62,500	-	62,500
Foreign exchange differences	15,215	-	15,215
Other non-cash adjustments	4,031	-	4,031
Stock based payments	-	-	2,164,751

Changes in operating assets and liabilities:
Prepaid expenses	164	-	164
Trade and other receivables	104	-	104
Short term customer loans receivable	116	-	116
Trade and other payables	(1,934)	27	(1,934)

Net cash used in operating activities	(45,340)	(10,096)	(6,410,642)

CASH FLOW FROM INVESTING ACTIVITIES
Acquisition of fixed assets	-	-	(13,126)
Net cash used in investing activities	-	-	(13,126)

CASH FLOW FROM FINANCING ACTIVITIES
Proceeds from issuance of common stock	-	-	6,333,756
Proceeds from issuance of preference stock	-	3,000	3,000
Borrowings from related parties	45,119	8,136	(4,174)
Proceeds from issuance of notes payable	-	-	92,000
Net cash provided by financing activities	45,119	11,136	6,424,582

(Decrease)/increase in cash and cash equivalents	(221)	1,040	814

Cash and cash equivalents at the beginning of the period	1,035	5,832	-

Cash and cash equivalents at the end of the period	$814	$6,872	$814

The accompanying notes are an integral part of these financial statements.

F-5

KIBUSH CAPITAL CORPORATION

(A Development Stage Company)

NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS

For the period ended DECEMBER 31, 2013

NOTE 1 – NATURE OF BUSINESS AND BASIS OF PRESENTATION

Kibush Capital Corporation (the “Company”) is a Nevada Corporation. The Company was incorporated January 5, 2005 and is a development stage as defined by Accounting Standards Codification 915 (ASC 915), “Accounting and reporting by Development Stage Enterprises”. The Company was incorporated with a fiscal year end of December 31.

The Company was incorporated as Premier Platform Holding Company, Inc a Nevada corporation. During 2005, the Company merged with Premier Platform Holdings Company, Inc a Colorado corporation. The merger was completed on August 18, 2006.

The Company then changed its name to Paolo Nevada Enterprises, Inc on August 12, 2005. The Company again changed its name to David Loren Corporation on January 10, 2006 and finally Kibush Capital Corporation on August 19, 2013.

The Company is devoting substantially all of its efforts to the development of its business plans; to identify companies with proven products and services which provide opportunities that can be immediately sold into an existing market place. The Company will provide the management and financial expertise to support its acquired businesses.

Basis of Presentation

The Company maintains its accounting records on an accrual basis in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”).

The consolidated financial statements of the Company include the accounts of the Company, and all entities in which a direct or indirect controlling interest exists through voting rights or qualifying variable interests. All intercompany balances and transactions have been eliminated in the consolidated financial statements.

Change in Fiscal Year End

The Board of Directors of the Company approved a change in the Company’s fiscal year end from December 31 to September 30 of each year.

Unaudited Interim Financial Statements

The interim financial statements of the Company as of December 31, 2013, and for the periods then ended, and cumulative from inception, are unaudited. However, in the opinion of management, the interim financial statements include all adjustments, consisting of only normal recurring adjustments, necessary to present fairly the Company’s financial position as of December 31, 2013, and the results of its operations and its cash flows for the periods ended December 31, 2013, and cumulative from inception. These results are not necessarily indicative of the results expected for the fiscal year ending September 31, 2014. The accompanying financial statements and notes thereto do not reflect all disclosures required under accounting principles generally accepted in the United States. Refer to the Company’s audited financial statements as of September 30, 2013, filed with the SEC, for additional information, including significant accounting policies.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and the liquidation of liabilities in the normal course of business. As at December 31, 2013, the Company has an accumulated deficit of $8,770,214 and has not earned sufficient revenues to cover operating costs since inception and has a working capital deficit. The Company intends to fund operations through equity financing arrangements, which may be insufficient to fund its capital expenditures, working capital and other cash requirements for the year ending September 30, 2014.

F-6

The ability of the Company to emerge from the development stage is dependent upon, among other things, obtaining additional financing to continue operations, and development of its business plan. In response to these problems, management intends to raise additional funds through public or private placement offerings.

These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Functional and Reporting Currency

The consolidated financial statements are presented in U.S. Dollars. The Company’s functional currency is the Australian Dollar. Assets and liabilities are translated using the exchange rate on the respective balance sheet dates. Items in the income statement and cash flow statement are translated into U.S. Dollars using the average rates of exchange for the periods involved. The resulting translation adjustments are recorded as a separate component of other comprehensive income/(loss) within stockholders’ equity.

The functional currency of foreign entities is generally the local currency unless the primary economic environment requires the use of another currency. Gains or losses arising from the translation or settlement of foreign-currency-denominated monetary assets and liabilities into the functional currency are recognized in the income in the period in which they arise. However, currency differences on intercompany loans that have the nature of a permanent investment are accounted for as translation differences as a separate component of other comprehensive income/(loss) within stockholders’ equity.

Australian Dollar (“AUS”) amounts have been translated into U.S. Dollars at the representative rate of exchange on December 31, 2013 (USD 1 = AUD 1.1202).

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts or revenues and expenses during the reporting period. Actual results could differ from those estimates.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The principal accounting policies are set out below, these policies have been consistently applied to the period presented, unless otherwise stated:

Cash and cash equivalents

Cash and equivalents include investments with initial maturities of three months or less. The Company maintains its cash balances at credit-worthy financial institutions that are insured by the Federal Deposit Insurance Corporation ("FDIC") up to US$250,000. Deposits held in Australian banks are guarenteed by the Australian government up to AUS$250,000.

Allowance for Doubtful Accounts

The Company maintains allowances for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.

Fixed assets

Fixed assets are recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets, generally three to five years.

F-7

Impairment of long lived assets

In accordance with authoritative guidance related to impairment or disposal of long-lived assets, management reviews the Company’s long-lived asset groups for impairment whenever events indicate that their carrying amount may not be recoverable. When management determines that one or more impairment indicators are present for an asset group, it compares the carrying amount of the asset group to net future undiscounted cash flows that the asset group is expected to generate. If the carrying amount of the asset group is greater than the net future undiscounted cash flows that the asset group is expected to generate, it compares the fair value to the book value of the asset group. If the fair value is less than the book value, it recognizes an impairment loss. The impairment loss would be the excess of the carrying amount of the asset group over its fair value. To date, the Company has not experienced any impairment losses on its long-lived assets used in operations.

Goodwill

Goodwill as of the acquisition date is measured as the excess of consideration transferred and the net of the acquisition date fair values of the assets acquired and the liabilities assumed. While the Company uses its best estimates and assumptions as a part of the purchase price allocation process to accurately value assets acquired, including intangible assets, and liabilities assumed at the acquisition date, estimates are inherently uncertain and subject to refinement. As a result, during the measurement period, which may be up to one year from the acquisition date, the Company records adjustments to the assets acquired and liabilities assumed, with the corresponding offset to goodwill. Upon the conclusion of the measurement period or final determination of the values of assets acquired or liabilities assumed, whichever comes first, any subsequent adjustments are recorded to our consolidated statements of operations.

Goodwill is not amortised, instead it is tested for impairment annually by applying fair value based tests or whenever events or changes in circumstances indicate that the carrying amount may not be recoverable.

The goodwill impairment test consists of a two-step process. In step one the estimated fair value of a reporting unit is compared to its carrying value. Step two is required only if the estimated fair value is less than the carrying value. In step two the actual amount of the goodwill impairment is calculated by comparing the implied fair value of the reporting unit's goodwill with the carrying amount of that goodwill. The implied fair value is determined in the same manner as the amount of goodwill recognized in a business combination.

Beneficial Conversion Features of Debentures

In accordance with FASB ASC 470-20, Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios, we recognize the advantageous value of conversion rights attached to convertible debt. Such rights give the debt holder the ability to convert his debt into common stock at a price per share that is less than the trading price to the public on the day the loan is made to us. The beneficial value is calculated as the intrinsic value (the market price of the stock at the commitment date in excess of the conversion rate) of the beneficial conversion feature of debentures and related accruing interest is recorded as a discount to the related debt and an addition to additional paid in capital. The discount is amortized over the remaining outstanding period of related debt using the interest method.

Revenue Recognition

The Company recognizes revenue when persuasive evidence of an arrangement exists, delivery of service has occurred, the sales price is fixed or determinable and collectability is reasonably assured.

Non-Controlling Interests

A non-controlling interest in a subsidiary is an ownership interest in a consolidated entity that is reported as equity in the consolidated financial statements and separate from the Company’s equity. In addition, net income/(loss) attributable to non-controlling interests is reported separately from net income attributable to the Company in the consolidated financial statements. The Company’s consolidated statements present the full amount of assets, liabilities, income and expenses of all of our consolidated subsidiaries, with a partially offsetting amount shown in non-controlling interests for the portion of these assets and liabilities that are not controlled by us.

F-8

Loss per Share

The Company computes net loss per share in accordance with ASC 260, "Earnings Per Share" ASC 260 requires presentation of both basic and diluted earnings per share (“EPS”) on the face of the income statement. Basic EPS is calculated by dividing the profit or loss attributable to common shareholders of the Company by the weighted average number of common shares outstanding during the period. Diluted EPS is determined by adjusting the profit or loss attributable to common shareholders and the weighted average number of common shares outstanding for the effects of all potential dilutive common shares, which comprise convertible promissory notes.

Common stock equivalents were excluded from the computation of diluted loss per share since their inclusion would be anti-dilutive. Total shares issuable upon the exercise of convertible debt for the periods ended December 31, 2013 and September 30, 2013, were comprised as follows:

	December 31,	September 30,
	2013	2013

Convertible promissory note – 2011	31,628,000	33,571,000
Convertible promissory note – 2012	49,917,000	49,675,000
Convertible promissory note – 2013	12,240,000	12,180,000

Total common stock equivalents	93,785,000	95,426,000

Income Taxes

Income taxes are accounted for in accordance with ASC Topic 740, “Income Taxes.” Under the asset and liability method, deferred tax assets and liabilities are recognized for the future consequences of differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases (temporary differences). Deferred tax assets and liabilities are measured using tax rates expected to apply to taxable income in the years in which those temporary differences are recovered or settled. Valuation allowances for deferred tax assets are established when it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Research and Development

Research and development costs are recognized as an expense in the period in which they are incurred. Research and development costs expensed for the three month period ended December 31, 2013 consists of US$1,470 in research into South Africa diamond tailing dumps. The Company has also incurred expenses of US$4,275 towards research into alluvial gold mining operations in Papua New Guinea.

Recent Accounting Pronouncements

Company management do not believe that the adoption of recently issued accounting pronouncements will have a significant impact on the Company's financial position, results of operations, or cash flows.

NOTE 3 – SHORT-TERM LOANS RECEIVABLE

Instacash (Pty) Ltd (as described in Note 12) gives short-term loans to customers. These loans are unsecured, bear interest at 4% per month and are repayable within 3 months.

F-9

NOTE 4 – FIXED ASSETS, NET

	Buildings and Improvements	Furniture and Equipment	Plant and Equipment	Total
	US$	US$	US$	US$

Carrying value as of September 30, 2013	-	-	-	-

Acquisition of Instacash	70,520	4,860	16,929	92,309
Depreciation for the period	(881)	(243)	(635)	(1,759)

Closing balance as of December 31, 2013	69,639	4,617	16,294	90,550

NOTE 5 – GOODWILL

For our investments in affiliated entities that are included in the consolidation, the excess cost over underlying fair value of net assets is referred to as goodwill and reported separately as “Goodwill” in our accompanying consolidated balance sheets. Changes in the carrying amount of our goodwill for the three months ended December 31, 2013 are summarized as follows:

	Instacash	Total
	US$	US$

Carrying value as of September 30, 2013	-	-

Acquisition of Instacash	398,081	398,081

Closing balance as of December 31, 2013	398,081	398,081

NOTE 6 – CONVERTIBLE NOTES PAYABLE

	Note face amount	Discount benefit conversion	Financing cost	Net amount of note
	US$	US$	US$	US$

2011 Note	31,628	-	(33,702)	31,628
2012 Note	49,917	-	(49,917)	49,917
2013 Note	12,240	-	(12,240)	12,240

Total	93,785	-	(95,859)	93,785

2011 Note

On May 1, 2011, the Company issued a 2.00% Convertible Note due April 30, 2012 with a principal amount of $32,000 (the "2011 Note") for cash. Interest on the 2011 Note is accrued annually effective from May 1, 2011 forward. The 2011 Note is unsecured and repayable on demand. The 2011 Note is senior in right to all existing and future indebtedness which is subordinated by its terms and at the option of the Lender, the principal along with any accrued interest may be converted in whole or part into Common Stock at a price of $0.001.

F-10

As this note carries a conversion rate that is less than market rate, the rules of beneficial conversion apply. The difference between the conversion rate and the market rate is classified as a discount on the note and accreted over the term of the note, which with respect to this note is 12 months. The face amount of the outstanding note as of December 31, 2013 is $31,628. As of December 31, 2013, the note has been discounted by $33,702. During the period December 31, 2013, $153 was accreted to financing costs.

2012 Note

On January 2, 2012, the Company issued a 2.00% Convertible Note due January 1, 2013 with a principal amount of $48,000 (the "2012 Note") for cash. Interest on the 2012 Note is accrued annually effective from January 2, 2012 forward. The 2012 Note is unsecured and repayable on demand. The 2012 Note is senior in right to all existing and future indebtedness which is subordinated by its terms and at the option of the Lender, the principal along with any accrued interest may be converted in whole or part into Common Stock at a price of $0.001.

As this note carries a conversion rate that is less than market rate, the rules of beneficial conversion apply. The difference between the conversion rate and the market rate is classified as a discount on the note and accreted over the term of the note, which with respect to this note is 12 months. The face amount of the outstanding note as of December 31, 2013 is $49,917. As of December 31, 2013, the note has been discounted by $49,917. During the period December 31, 2013, $242 was accreted to financing costs.

2013 Note

On January 3, 2013, the Company issued a 2.00% Convertible Note due January 2, 2014 with a principal amount of $12,000 (the "2013 Note") for cash. Interest on the 2013 Note is accrued annually effective from January 3, 2013 forward. The 2013 Note is unsecured and repayable on demand. The 2013 Note is senior in right to all existing and future indebtedness which is subordinated by its terms and at the option of the Lender, the principal along with any accrued interest may be converted in whole or part into Common Stock at a price of $0.001.

As this note carries a conversion rate that is less than market rate, the rules of beneficial conversion apply. The difference between the conversion rate and the market rate is classified as a discount on the note and accreted over the term of the note, which with respect to this note is 12 months. The face amount of the outstanding note as of December 31, 2013 is $12,240. As of December 31, 2013, the note has been discounted by $12,240. During the period December 31, 2013, $60 was accreted to financing costs.

As of December 31, 2013 and September 30, 2013, accumulated interest of $3,889 and $3,426 respectively, has been accrued on these notes.

NOTE 7 – LOANS FROM RELATED PARTIES

	December 31,	September 30,
	2013	2013
	US$	US$

Loans from related parties	604,815	49,093

The above loans are unsecured, bear no interest and have no set terms of repayment and are repayable on demand.

F-11

NOTE 8 – STOCKHOLDER’S DEFICIT

Common Stock

On January 5, 2005, the Company merged with Premier Platforms Holdings Company, a Colorado corporation. The Company issued 115 shares of common stock for outstanding shares in Premier Platforms Holding.

On November 10, 2006 the Company issued 75,837 shares at $5.30 per share of common stock to 3 founding stockholders for cash in the amount of $401,808.

On November 29, 2006 the Company issued 8,146 shares of common stock at $6.75 per share to 5 stockholders for cash in the amount of $54,985.

During 2006, the Company issued 4,356 shares of common stock to Dante Panella as follows:

Between August 2006 and September 2006, the Company issued 3,111 shares of common stock at $96.42 per share for $300,000 cash.

In November 2006, the Company issued 444 shares of common stock at $168.75 per share for $75,000 cash.

Between November and December 2006, the Company issued 801 shares of common stock at $31.19 per share for $25,000 cash.

On October 30, 2006, the Company's Board authorised a 200:1 reverse stock split.

Between January and October 2007, the Company issued 4,180 shares of common stock at $303.75 per share for $1,269,524 cash.

During 2007, the Company issued 1,481 shares of common stock at $303.75 per share for $449,996 cash.

On October 29, 2007, the Company's Board authorised a 3:1 reverse stock split.

On November 26, 2007, the Company issued 99 shares of common stock at $911.25 per share for $89,999 cash.

During 2008, the Company issued 69,153 shares of common stock at various prices for $950,151 cash.

During 2009, the Company issued 8,849 shares of common stock at various prices for $244,737 cash.

On May 10, 2010, the Company issued 127,160 shares of common stock as repayment of $1,407,588 in convertible demand notes.

During 2010 the Company issued 123,179 shares of common stock to existing stockholders at par in order to correct the price per share valued at $27,654.

During 2011 the Company issued 140,930 shares of common stock to various stockholders for cash of $2,894,897.

On August 22, 2013, the Company's Board authorised a 225:1 reverse stock split. All share and per share data in the accompanying financial statements and footnotes has been adjusted retrospectively for the effects of the stock split.

On October 12, 2013, the Company issued by directors resolution, 10,000,000 shares of newly issued common stock for the purchase of a Memorandum of Understanding (dated September 2, 2013) from a related company; which gave Kibush Capital Corporation the right to acquire 80% ownership in Instacash Pty Ltd, an Australian Currency Services provider, and corporate trustee of the Instacash Trust.

Between October 23, 2013 and November 18, 2013, the Company issued a total of 2,104,000 shares of common stock upon the requests from convertible note holders to convert principal totaling $2,104 into the Company’s common stock based on the terms set forth in the loans. The conversion rate was $0.001.

F-12

Preferred Stock

Preferred stock includes 50,000,000 shares authorised at $0.001 par value, of which 10,000,000 have been designated Series A. 3,000,000 Series A are issued and outstanding.

NOTE 9 – INCOME TAXES

The provision/(benefit) for income taxes for the three month periods ended December 31, 2013 and 2012 was as follows (assuming a 15% effective tax rate):

	December 31,	December 31,
	2013	2012
	US$	US$
Current Tax Provision
Federal-
Taxable income
Total current tax provision	-	-
	-	-

Deferred Tax Provision
Federal-
Loss carry forwards	19,231	2,023
Change in valuation allowance	(19,231)	(2,023)
Total deferred tax provision	-	-

The Company had deferred income tax assets as of December 31, 2013 and September 30, 2013, as follows:

	December 31,	September 30,
	2013	2013
	US$	US$

Loss carry forwards	1,315,532	1,296,301
Less - Valuation allowance	(1,315,532)	(1,296,301)
	-	-

The Company provided a valuation allowance equal to the deferred income tax assets for period ended December 31, 2013 because it is not presently known whether future taxable income will be sufficient to utilize the loss carryforwards

As of December 31, 2013, the Company had approximately $8,770,214 in tax loss carryforwards that can be utilized future periods to reduce taxable income, and expire by the year 2033.

The Company did not identify any material uncertain tax positions. The Company did not recognize any interest or penalties for unrecognized tax benefits.

The federal income tax returns of the Corporation are subject to examination by the IRS, generally for three years after they are filed.

NOTE 10 – FAIR VALUE MEASUREMENTS

The Company adopted Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 820. Under this FASB, fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (an exit price). The standard outlines a valuation framework and creates a fair value hierarchy in order to increase the consistency and comparability of fair value measurements and the related disclosures. Under GAAP, certain assets and liabilities must be measured at fair value, and FASB ASC 820-10-50 details the disclosures that are required for items measured at fair value.

F-13

The Company various financial instruments that must be measured under the new fair value standard including: cash in bank. The Company currently does not have non-financial assets or non-financial liabilities that are required to be measured at fair value on a recurring basis. The Company’s financial assets and liabilities are measured using inputs from the three levels of the fair value hierarchy.

- Level 1:  Quoted prices in active markets for identical instruments;

- Level 2:   Other significant observable inputs (including quoted prices in active markets for similar instruments);

- Level 3:   Significant unobservable inputs (including assumptions in determining the fair value of certain investments).

Financial assets and liabilities carried at fair value and measured on a recurring basis are classified in the hierarchy as follows:

	Fair Value at December 31, 2013
	Level 1	Level 2	Level 3	Total
	$	$	$	$

Cash and cash equivalents	814	-	-	814
Total financial assets carried at fair value	814	-	-	814

	Fair Value at September 30, 2013
	Level 1	Level 2	Level 3	Total
	$	$	$	$

Cash and cash equivalents	1,035	-	-	1,035
Total financial assets carried at fair value	1,035	-	-	1,035

NOTE 11 – RELATED PARTY TRANSACTIONS

Details of transactions between the Corporation and related parties are disclosed below.

The following entities have been identified as related parties :

Warren Sheppard	- Director
Instacash Group	- Majority owned subsidiary
Five Arrows Limited	- Common director and greater than 10% stockholder
Charmaine Rose	- Director and greater than 10% stockholder of Instacash (Pty) Ltd
New World Distilleries (Pty) Ltd	- Common director

The following transactions were carried out with related parties:

	December 31,	September 30,
	2013	2013
	US$	US$
Balance sheets:
Loan from related party
- Director and stockholder of Kibush Capital Corporation	493,227	49,093
- Director and stockholder of Instacash (Pty) Ltd	111,588	-
From time to time, the president and stockholder of the Company provides advances to the Company for its working capital purposes. These advances bear no interest and are due on demand.

Income statement:
Directors compensation	62,500	-

F-14

NOTE 12 – ACQUISITIONS

Set out below are the subsidiaries of the group as at December 31, 2013, which, in the opinion of the directors, are material to the group. The subsidiaries as listed below have share capital consisting solely of ordinary shares, which are held directly by the Company; the country of incorporation is also their principal place of business.

Name of Entity	Country of Incorporation	Acquisition Date	Voting Equity Interests	Nature of Relationship

Instacash Group	Australia	October 10, 2013	80%	Note 1

Note 1: The Instacash Group consists of The Instacash Trust (an Australian Unit Trust) and Instacash (Pty) Ltd (the Australian Corporate Trustee Company). Instacash Trust operates as an Australian currency service provider, trading through its Corporate Trustee Company, Instacash (Pty) Ltd. Kibush Capital Corporation acquired 80 percent ownership interest in The Instacash Trust through the purchase of 800 newly issued units and acquired Instacash (Pty) Ltd through the purchase of 48 newly issued shares of common stock in the company.

On October 12, 2013, the Company issued by directors resolution, 10,000,000 shares of newly issued common stock for the purchase of a Memorandum of Understanding (dated September 2, 2013) from a related company; which gave Kibush Capital Corporation the right to acquire 80% ownership in Instacash Pty Ltd, an Australian Currency Services provider. The fair value of the consideration paid for this acquisition was $117,353.

On October 10, 2013, the Company acquired 48 newly issued shares of common stock in Instacash (Pty) Ltd and 800 units in the Instacash Unit Trust, through signing a stock purchase agreement, for consideration of $500,000 paid through the issuance of a four month promissory note, giving the Company 80% control over the two entities.

The Company has accounted for the Instacash Group acquisition as a business combination and allocated the purchase price to the estimated fair values of assets acquired and liabilities assumed (translated using the foreign currency exchange rates on the date of acquisition):

Instacash Group Acquisition
US$

Cash and cash equivalents	137
Accounts receivable, net	15,674
Fixed assets, net	96,332
Note receivable	500,000
Goodwill	398,081
Trade and other payables	(14,950)
Loans payable	(448,103)
Net assets acquired	547,171

Accumulated losses since acquisition included in the consolidated income statement for the reporting period amounted to $16,987.

F-15

NOTE 13 – RECENT ACCOUNTING STANDARD UPDATES

There are no new accounting pronouncements expected to have any impact on the Company's financial statements.

NOTE 14 – SUBSEQUENT EVENTS

On February 28, 2014, the Company issued by directors resolution, 40,000,000 shares of newly issued common stock to conclude a Assignment and Bill of Sale (dated February 14, 2014) from a related company (Five Arrows Limited); which gave Kibush Capital Corporation the right to enter into a Joint Venture contract with the leaseholders of certain Mining Leases in Papua New Guinea.

On February 28, 2014, the Company signed a Joint Venture Agreement with the leaseholders of Mining Leases ML296-301 and ML278 located at Koranga, Wae, Papua New Guinea. According to the Joint Venture Agreement, Kibush Capital Corportion will finance alluvial gold mining operations and be entitled to receive 70% of the net profit of the project.

On March 13, 2014, the Company issued a total of 670,000 shares of common stock upon the requests from convertible note holders to convert principal totaling $670 into the Company’s common stock based on the terms set forth in the loans. The conversion rate was $0.001.

On March 31, 2014 the Company converted a related party loan into a $157,500 convertible debenture, incurring interest at an annual rate of 12.5% at a maturity date of March 31, 2015. The debenture is convertible into shares of common stock, at a price of fifty percent of the average closing bid price for the ten business days prior to the conversion.

In accordance with ASC 855-10, Company management reviewed all material events through the date of this report and determined that there are no additional material subsequent events to report.

F-16

KIBUSH CAPITAL CORPORATION

(A Development Stage Company)

INTERIM CONSOLIDATED FINANCIAL STATEMENTS

For the six month period ended MARCH 31, 2014

CONTENTS:

Report of Independent Registered Public Accounting Firm

Consolidated Balance Sheets as of March 31, 2014 (unaudited) and September 30, 2013	F-1

Consolidated Statement of Operations for the three and six month periods ended March 31, 2014 and 2013 and from inception (January 5, 2005) through March 31, 2014. (unaudited)	F-2

Consolidated Statements of Stockholder's Deficit for the period from inception (January 5, 2005) through March 31, 2014. (unaudited)	F-3

Consolidated Statements of Cash Flows for the six month periods ended March 31, 2014 and for period from inception (January 5, 2005) through March 31, 2014. (unaudited)	F-4

Notes to the Interim Consolidated Financial Statements	F-5

F-1

KIBUSH CAPITAL CORPORATION

(A Development Stage Company)

 INTERIM CONSOLIDATED BALANCE SHEETS

(in U.S. Dollars)

as of

ASSETS	March 31, 2014	September 30, 2013
	(unaudited)
Current Assets:
Cash and cash equivalents	$920	$1,035
Prepaid expenses	3,894	-
Trade and other receivables	2,515	-
Short-term loans receivable, less provision for doubtful accounts of $266,832 as of March 31, 2014	3,841	-

Total current assets	11,170	1,035

Non-current Assets:
Investment in unconsolidated Joint Venture	148,000	-
Fixed assets, net	92,272	-
Goodwill	398,081	-

TOTAL ASSETS	649,523	1,035

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current liabilities:
Trade and other payables	12,037	-
Convertible debt payable, net of discount (including accrued interest of $4,302 and $3,426 respectively)	251,028	95,426
Loans from related parties	592,531	49,093

Total liabilities	855,596	144,519

Stockholders’ Deficit
Preferred stock, $0.001 par value; 50,000,000 shares authorized; Series A, 3,000,000 shares issued and outstanding at March 31, 2014 and September 30, 2013	3,000	3,000
Common stock, $0.001 par value; 500,000,000 shares authorized; 53,337,485 shares issued and outstanding at March 31, 2014 and 563,485 shares issued and outstanding as of September 30, 2013	53,337	563
Additional Paid-in Capital	8,868,713	8,494,962
Deficit accumulated during development stage	(9,057,490)	(8,642,009)
Accumulated other comprehensive income	1,233	-
Total Kibush Capital Corporation’s stockholders’ deficit	(131,207)	(143,484)
Non-controlling interest	(74,866)	-
Total Stockholders’ Deficit	(206,073)	(143,484)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$649,523	$1,035

The accompanying notes are an integral part of these financial statements.

F-2

KIBUSH CAPITAL CORPORATION

 (A Development Stage Company)

 CONSOLIDATED STATEMENT OF OPERATIONS

 (in U.S. Dollars)

 (unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,		Period from January 5, 2005 (Inception) to March 31,
	2014	2013	2014	2013	2014

Revenue
Sales	$-	$-	$7,513	$-	$4,276,060
Cost of sales	-	-	-	-	(3,930,777)

Gross profit	-	-	7,513	-	345,283

General and administrative:
- Advertising	282	-	2,928	-	2,928
- Commissions	-	-	-	-	495,082
- Consulting	25,465	12,000	55,884	24,000	150,884
- Depreciation	1,847	1,388	3,606	1,723	16,732
- Design services	-	-	-	-	473,318
- Director’s compensation	62,500	-	125,000	-	125,000
- General and administrative	10,433	-	23,524	-	5,701,221
- Professional fees	2,990	-	6,071	-	173,579
- Management fees	-	-	-	-	1,276,958
- Rental expense	217	-	9,274	-	384,170
- Research and development	29,751	-	35,496	-	66,904
- Salaries and wages	-	-	6,632	-	6,632
Total operating expenses	(133,485)	(13,388)	(268,415)	(25,723)	(8,873,408)

Operating loss	(133,485)	(13,388)	(260,902)	(25,723)	(8,528,125)

Other income/(expenses)
Interest income	11	-	11	118	7,604
Other income – forgiveness of debt	-	-	-	-	71,494
Interest expense	(158,486)	(452)	(159,274)	(5,868)	(613,147)
Total other expenses	(158,475)	(452)	(159,263)	(5,750)	(534,049)

Net loss, including non-controlling interests	(291, 960)	(13,840)	(420,165)	(31,473)	(9,062,174)

Less: Loss attributable to non-controlling interest	(1,287)	-	(4,684)	-	(4,684)

Net loss	$(290,673)	$(13,840)	$(415,481)	$(31,473)	$(9,057,490)

Net loss per common share - basic and diluted:

Net loss per common share to common shareholders	$(0.02)	$(0.02)	$(0.03)	$(0.06)

Weighted average number of common shares outstanding	15,920,041	563,485	12,719,826	563,485

The accompanying notes are an integral part of these financial statements.

F-3

KIBUSH CAPITAL CORPORATION

(A Development Stage Company)

CONSOLIDATED STATEMENT OF STOCKHOLDERS' DEFICIT

for the period of JANUARY 5, 2005 (INCEPTION) to MARCH 31, 2014

(in U.S. Dollars)

(unaudited)

	Preference Stock		Common Stock		Additional Paid-in	Non-controlling	Accumulated Deficit During Development	Accumulated other comprehensive	Total Stockholders’
	Shares	Amount	Shares	Amount	Capital	Interest	Stage	income	Deficit

Inception (January 5, 2005)	-	$-	-	$-	$-	$-	$-	$-	$-
Shares issued in merger with Premier Platform Holdings, Colorado	-	-	115	1	208,781	-	(208,782)	-	-
Net loss	-	-	-	-	-	-	-	-	-

Balance at December 31, 2005	-	-	115	1	208,781	-	(208,782)	-	-

Common stock issued at $5.30 per share for cash	-	-	75,837	75	401,733	-	-	-	401,808
Common stock issued at $6.75 per share for cash	-	-	8,146	8	54,977	-	-	-	54,985
Common stock issued at $96.42 per share for cash	-	-	3,111	2	299,998	-	-	-	300,000
Common stock issued for cash at $168.75 per share	-	-	444	1	74,999	-	-	-	75,000
Common stock issued for cash at $31.19 per share	-	-	801	1	24,999	-	-	-	25,000
Net loss	-	-	-	-	-	-	(586,189)	-	(586,189)

Balance at December 31, 2006	-	-	88,454	88	1,065,487	-	(794,971)	-	270,604

Common stock issued for cash at $303.75 per share	-	-	4,180	4	1,269,520	-	-	-	1,269,524
Common stock issued for cash at $303.75 per share	-	-	1,481	1	449,995	-	-	-	449,996
Common stock issued for cash at $911.25 per share	-	-	99	1	89,998	-	-	-	89,999
Net loss	-	-	-	-	-	-	(1,326,224)	-	(1,326,224)

Balance at December 31, 2007	-	-	94,214	94	2,875,000	-	(2,121,195)	-	753,899

Common stock issued for cash at various prices	-	-	69,153	69	950,082	-	-	-	950,151
Net loss	-	-	-	-	-	-	(1,696,824)	-	(1,696,824)

Balance at December 31, 2008	-	-	163,367	163	3,825,082	-	(3,818,019)	-	7,226

Common stock issued for cash at various prices	-	-	8,849	9	244,728	-	-	-	244,737
Net loss	-	-	-	-	-	-	(1,514,747)	-	(1,514,747)

Balance at December 31, 2009	-	-	172,216	172	4,069,810	-	(5,332,766)	-	(1,262,784)

Common stock issued for repayment of convertible debt	-	-	127,160	127	1,407,461	-	-	-	1,407,588
Common stock issued for cash to reconcile share price	-	-	123,179	123	27,531	-	-	-	27,654
Net loss	-	-	-	-	-	-	(1,528,926)	-	(1,528,926)

Balance at December 31, 2010	-	-	422,555	422	5,504,802		(6,861,692)	-	(1,356,468)

Common stock issued for cash at various prices	-	-	140,930	141	2,894,756	-	-	-	2,894,897
Preference Shares A Issued for cash at $0.001 per share	3,000,000	3,000	-	-	-	-	-	-	3,000
Discount on promissory note	-	-	-	-	32,428	-	-	-	32,428
Net loss	-	-	-	-	-	-	(1,574,566)	-	(1,574,566)

Balance at December 31, 2011	3,000,000	3,000	563,485	563	8,431,986	-	(8,436,258)	-	(709)

Discount on promissory note	-	-	-	-	49,199	-	-	-	49,199
Net loss	-	-	-	-	-	-	(83,764)	-	(83,764)

Balance at September 30, 2012	3,000,000	3,000	563,485	563	8,481,185		(8,520,022)		(35,274)

Discount on promissory note	-	-	-	-	400	-	-	-	400
Net loss	-	-	-	-	-	-	(13,487)	-	(13,487)

Balance at December 31, 2012	3,000,000	3,000	563,485	563	8,481,585	-	(8,533,509)	-	(48,361)

Discount on promissory note	-	-	-	-	13,377	-	-	-	13,377
Loss for the period	-	-	-	-	-	-	(108,500)	-	(108,500)

Balance at September 30, 2013	3,000,000	$3,000	563,485	$563	$8,494,962	-	$(8,642,009)	-	$(143,484)

Discount on convertible promissory notes	-	-	-	-	898	-	-	-	898
Purchase of MOU for acquisition of Instacash Group @ 0.0117 per share of common stock	-	-	10,000,000	10,000	107,353	-	-	-	117,353
Purchase of controlling interest in subsidiary	-	-	-	-	-	(70,182)	-	-	(70,182)
Repayment of convertible loans @ 0.001 per share of common stock	-	-	2,774,000	2,774	-	-	-	-	2,774
Purchase of MOU for acquisition of Joint Venture Group @ 0.00369 per share of common stock	-	-	40,000,000	40,000	108,000	-	-	-	148,000
Discount on convertible debenture	-	-	-	-	157,500	-	-	-	157,500
Foreign currency translation adjustments	-	-	-	-	-	-	-	1,233	1,233
Net loss	-	-	-	-	-	(4,684)	(415,481)	-	(420,165)

Balance at March 31, 2014	3,000,000	$3,000	53,337,485	$53,337	$8,868,713	$(74,866)	$(9,057,490)	$1,233	$(206,073)

The accompanying notes are an integral part of these financial statements.

F-4

KIBUSH CAPITAL CORPORATION

(A Development Stage Company)

CONSOLIDATED STATEMENT OF CASH FLOWS

(in U.S. Dollars)

(unaudited)

	Six months ended March 31,		Period from January 5, 2005 (Inception) to March 31,
	2014	2013	2014
CASH FLOW FROM OPERATING ACTIVITIES

Net loss	$(420,165)	$(31,473)	$(9,062,174)

Non-cash expenses:
Accrued interest - notes payable	898	1,009	4,324
Accretion of note discount	158,398	4,859	253,802
Depreciation	3,606	1,723	16,732
Directors compensation	125,000	-	125,000
Foreign exchange differences	1,233	-	1,233
Other non-cash adjustments	111	-	111
Stock based payments	-	24,000	2,164,751

Changes in operating assets and liabilities:
Prepaid expenses	19	-	19
Trade and other receivables	11	-	11
Short term customer loans receivable	5,394	-	5,394
Trade and other payables	(2,455)	-	(2,455)

Net cash used in operating activities	(127,950)	118	(6,493,252)

CASH FLOW FROM INVESTING ACTIVITIES
Acquisition of fixed assets	-	-	(13,126)
Net cash used in investing activities	-	-	(13,126)

CASH FLOW FROM FINANCING ACTIVITIES
Proceeds from issuance of common stock	-	-	6,333,756
Proceeds from issuance of preference stock	-	-	3,000
Borrowings from related parties	127,835	35	78,542
Proceeds from issuance of notes payable	-	-	92,000
Net cash provided by financing activities	127,835	35	6,507,298

(Decrease)/increase in cash and cash equivalents	(115)	153	920

Cash and cash equivalents at the beginning of the period	1,035	-	-

Cash and cash equivalents at the end of the period	$920	$153	$920

The accompanying notes are an integral part of these financial statements.

F-5

KIBUSH CAPITAL CORPORATION

(A Development Stage Company)

NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS

For the period ended MARCH 31, 2014

NOTE 1 – NATURE OF BUSINESS AND BASIS OF PRESENTATION

Kibush Capital Corporation (the “Company”) is a Nevada Corporation. The Company was incorporated January 5, 2005 and is a development stage as defined by Accounting Standards Codification 915 (ASC 915), “Accounting and reporting by Development Stage Enterprises”. The Company was incorporated with a fiscal year end of December 31.

The Company was incorporated as Premier Platform Holding Company, Inc a Nevada corporation. During 2005, the Company merged with Premier Platform Holdings Company, Inc a Colorado corporation. The merger was completed on August 18, 2006.

The Company then changed its name to Paolo Nevada Enterprises, Inc on August 12, 2005. The Company again changed its name to David Loren Corporation on January 10, 2006 and finally Kibush Capital Corporation on August 19, 2013.

The Company is devoting substantially all of its efforts to the development of its business plans; to identify companies with proven products and services which provide opportunities that can be immediately sold into an existing market place. The Company will provide the management and financial expertise to support its acquired businesses.

Basis of Presentation

The Company maintains its accounting records on an accrual basis in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”).

The consolidated financial statements of the Company include the accounts of the Company, and all entities in which a direct or indirect controlling interest exists through voting rights or qualifying variable interests. All intercompany balances and transactions have been eliminated in the consolidated financial statements.

Change in Fiscal Year End

The Board of Directors of the Company approved a change in the Company’s fiscal year end from December 31 to September 30 of each year.

Unaudited Interim Financial Statements

The interim financial statements of the Company as of March 31, 2014, and for the periods then ended, and cumulative from inception, are unaudited. However, in the opinion of management, the interim financial statements include all adjustments, consisting of only normal recurring adjustments, necessary to present fairly the Company’s financial position as of March 31, 2014, and the results of its operations and its cash flows for the periods ended March 31, 2014, and cumulative from inception. These results are not necessarily indicative of the results expected for the fiscal year ending September 30, 2014. The accompanying financial statements and notes thereto do not reflect all disclosures required under accounting principles generally accepted in the United States. Refer to the Company’s audited financial statements as of September 30, 2013, filed with the SEC, for additional information, including significant accounting policies.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and the liquidation of liabilities in the normal course of business. As at March 31, 2014, the Company has an accumulated deficit of $9,062,174 and has not earned sufficient revenues to cover operating costs since inception and has a working capital deficit. The Company intends to fund operations through equity financing arrangements, which may be insufficient to fund its capital expenditures, working capital and other cash requirements for the year ending September 30, 2014.

F-6

The ability of the Company to emerge from the development stage is dependent upon, among other things, obtaining additional financing to continue operations, and development of its business plan. In response to these problems, management intends to raise additional funds through public or private placement offerings.

These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Functional and Reporting Currency

The consolidated financial statements are presented in U.S. Dollars. The Company’s functional currency is the Australian Dollar. Assets and liabilities are translated using the exchange rate on the respective balance sheet dates. Items in the income statement and cash flow statement are translated into U.S. Dollars using the average rates of exchange for the periods involved. The resulting translation adjustments are recorded as a separate component of other comprehensive income/(loss) within stockholders’ equity.

The functional currency of foreign entities is generally the local currency unless the primary economic environment requires the use of another currency. Gains or losses arising from the translation or settlement of foreign-currency-denominated monetary assets and liabilities into the functional currency are recognized in the income in the period in which they arise. However, currency differences on intercompany loans that have the nature of a permanent investment are accounted for as translation differences as a separate component of other comprehensive income/(loss) within stockholders’ equity.

Australian Dollar (“AUS”) amounts have been translated into U.S. Dollars at the representative rate of exchange on March 31, 2014 (USD 1 = AUD 1.0785).

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts or revenues and expenses during the reporting period. Actual results could differ from those estimates.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The principal accounting policies are set out below, these policies have been consistently applied to the period presented, unless otherwise stated:

Cash and cash equivalents

Cash and equivalents include investments with initial maturities of three months or less. The Company maintains its cash balances at credit-worthy financial institutions that are insured by the Federal Deposit Insurance Corporation ("FDIC") up to US$250,000. Deposits held in Australian banks are guaranteed by the Australian government up to AUS$250,000.

Allowance for Doubtful Accounts

The Company maintains allowances for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.

Fixed assets

Fixed assets are recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets, generally three to five years.

F-7

Impairment of long lived assets

In accordance with authoritative guidance related to impairment or disposal of long-lived assets, management reviews the Company’s long-lived asset groups for impairment whenever events indicate that their carrying amount may not be recoverable. When management determines that one or more impairment indicators are present for an asset group, it compares the carrying amount of the asset group to net future undiscounted cash flows that the asset group is expected to generate. If the carrying amount of the asset group is greater than the net future undiscounted cash flows that the asset group is expected to generate, it compares the fair value to the book value of the asset group. If the fair value is less than the book value, it recognizes an impairment loss. The impairment loss would be the excess of the carrying amount of the asset group over its fair value. To date, the Company has not experienced any impairment losses on its long-lived assets used in operations.

Goodwill

Goodwill as of the acquisition date is measured as the excess of consideration transferred and the net of the acquisition date fair values of the assets acquired and the liabilities assumed. While the Company uses its best estimates and assumptions as a part of the purchase price allocation process to accurately value assets acquired, including intangible assets, and liabilities assumed at the acquisition date, estimates are inherently uncertain and subject to refinement. As a result, during the measurement period, which may be up to one year from the acquisition date, the Company records adjustments to the assets acquired and liabilities assumed, with the corresponding offset to goodwill. Upon the conclusion of the measurement period or final determination of the values of assets acquired or liabilities assumed, whichever comes first, any subsequent adjustments are recorded to our consolidated statements of operations.

Goodwill is not amortised, instead it is tested for impairment annually by applying fair value based tests or whenever events or changes in circumstances indicate that the carrying amount may not be recoverable.

The goodwill impairment test consists of a two-step process. In step one the estimated fair value of a reporting unit is compared to its carrying value. Step two is required only if the estimated fair value is less than the carrying value. In step two the actual amount of the goodwill impairment is calculated by comparing the implied fair value of the reporting unit's goodwill with the carrying amount of that goodwill. The implied fair value is determined in the same manner as the amount of goodwill recognized in a business combination.

Beneficial Conversion Features of Debentures

In accordance with FASB ASC 470-20, Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios, we recognize the advantageous value of conversion rights attached to convertible debt. Such rights give the debt holder the ability to convert his debt into common stock at a price per share that is less than the trading price to the public on the day the loan is made to us. The beneficial value is calculated as the intrinsic value (the market price of the stock at the commitment date in excess of the conversion rate) of the beneficial conversion feature of debentures and related accruing interest is recorded as a discount to the related debt and an addition to additional paid in capital. The discount is amortized over the remaining outstanding period of related debt using the interest method.

Revenue Recognition

The Company recognizes revenue when persuasive evidence of an arrangement exists, delivery of service has occurred, the sales price is fixed or determinable and collectability is reasonably assured.

Non-Controlling Interests

A non-controlling interest in a subsidiary is an ownership interest in a consolidated entity that is reported as equity in the consolidated financial statements and separate from the Company’s equity. In addition, net income/(loss) attributable to non-controlling interests is reported separately from net income attributable to the Company in the consolidated financial statements. The Company’s consolidated statements present the full amount of assets, liabilities, income and expenses of all of our consolidated subsidiaries, with a partially offsetting amount shown in non-controlling interests for the portion of these assets and liabilities that are not controlled by us.

F-8

Loss per Share

The Company computes net loss per share in accordance with ASC 260, "Earnings Per Share" ASC 260 requires presentation of both basic and diluted earnings per share (“EPS”) on the face of the income statement. Basic EPS is calculated by dividing the profit or loss attributable to common shareholders of the Company by the weighted average number of common shares outstanding during the period. Diluted EPS is determined by adjusting the profit or loss attributable to common shareholders and the weighted average number of common shares outstanding for the effects of all potential dilutive common shares, which comprise convertible promissory notes.

Common stock equivalents were excluded from the computation of diluted loss per share since their inclusion would be anti-dilutive. Total shares issuable upon the exercise of convertible debt for the periods ended March 31, 2014 and September 30, 2013, were comprised as follows:

	March 31,	September 30,
	2014	2013

Convertible promissory note – 2011	31,075,000	33,571,000
Convertible promissory note – 2012	50,154,000	49,675,000
Convertible promissory note – 2013	12,299,000	12,180,000
Convertible debenture – 2014	85,181,179	-

Total common stock equivalents	178,709,179	95,426,000

Income Taxes

Income taxes are accounted for in accordance with ASC Topic 740, “Income Taxes.” Under the asset and liability method, deferred tax assets and liabilities are recognized for the future consequences of differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases (temporary differences). Deferred tax assets and liabilities are measured using tax rates expected to apply to taxable income in the years in which those temporary differences are recovered or settled. Valuation allowances for deferred tax assets are established when it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Unconsolidated Joint Ventures

Investments in unconsolidated joint ventures are accounted for under the equity method of accounting. Under the equity method, we recognize our proportionate share of earnings and losses earned by the joint venture. Our ownership interests in our joint venture is 70%. In determining whether or not we must consolidate joint ventures where we are the managing member of the joint venture, we assess whether the other partners have specific rights to overcome the presumption of control by us as the manager of the joint venture. In most cases, the presumption is overcome because the joint venture agreements require that both partners agree on establishing the significant operating and capital decisions of the partnership, including budgets, in the ordinary course of business. The evaluation of whether or not we control a venture can require significant judgment. In accordance with ASC 323-10, “Investments - Equity Method and Joint Ventures - Overall”, we assess our investments in unconsolidated joint ventures for recoverability, and if it is determined that a loss in value of the investment below its carrying amount is other than temporary, we write down the investment to its fair value. We evaluate our equity investments for impairment based on the joint venture’s projected cash flows. This process requires significant management judgment and estimates. There were no write-downs during 2014.

Research and Development

Research and development costs are recognized as an expense in the period in which they are incurred. Research and development costs expensed for the six month period ended March 31, 2014 consists of US$29,751 market research for the supply and distribution of Australian Single Malt Whiskey in the United States and US$1,469 in research into South Africa diamond tailing dumps. The Company has also incurred expenses of US$4,276 towards research into alluvial gold mining operations in Papua New Guinea.

Recent Accounting Pronouncements

Company management do not believe that the adoption of recently issued accounting pronouncements will have a significant impact on the Company's financial position, results of operations, or cash flows.

F-9

NOTE 3 – SHORT-TERM LOANS RECEIVABLE

Instacash (Pty) Ltd (as described in Note 13) gives short-term loans to customers. These loans are unsecured, bear interest at 4% per month and are repayable within 3 months.

NOTE 4 – INVESTMENT IN UNCONSOLIDATED JOINT VENTURE

The Company owns interests in the following entities which are accounted for under the equity method at March 31, 2014 (in U.S. Dollars):

	Investment (2)	Ownership %
Entity (1)	US$

Papua New Guinea Alluvial Gold Mining Venture	148,000	70%

(1) This joint venture is not consolidated since the Company does not control, through voting rights or other means, the joint venture. See Note 2 regarding the Company's policy on consolidation.

(2) Represents the carrying value of the Company's investment in the unconsolidated joint venture. See Note 2 regarding the Company's policy for accounting for joint venture interests.

NOTE 5 – FIXED ASSETS, NET

	Buildings and Improvements	Furniture and Equipment	Plant and Equipment	Total
	US$	US$	US$	US$

Carrying value as of September 30, 2013	-	-	-	-

Acquisition of Instacash	73,247	5,048	17,583	95,878
Depreciation for the period	(1,820)	(491)	(1,295)	(3,606)

Closing balance as of March 31, 2014	71,427	4,557	16,288	92,272

NOTE 6 – GOODWILL

For our investments in affiliated entities that are included in the consolidation, the excess cost over underlying fair value of net assets is referred to as goodwill and reported separately as “Goodwill” in our accompanying consolidated balance sheets. Changes in the carrying amount of our goodwill for the six months ended March 31, 2014 are summarized as follows:

	Instacash	Total
	US$	US$

Carrying value as of September 30, 2013	-	-

Acquisition of Instacash	398,081	398,081

Closing balance as of March 31, 2014	398,081	398,081

F-10

NOTE 7 – CONVERTIBLE DEBT PAYABLE

	Note face amount	Discount benefit conversion	Financing cost	Net amount of note
	US$	US$	US$	US$

2011 Note	31,075	-	(33,849)	31,075
2012 Note	50,154	-	(50,154)	50,154
2013 Note	12,299	-	(12,299)	12,299
2014 Debenture	157,500	-	(157,500)	157,500

Total	251,028	-	(253,802)	251,028

2011 Note

On May 1, 2011, the Company issued a 2.00% Convertible Note due April 30, 2012 with a principal amount of $32,000 (the "2011 Note") for cash. Interest on the 2011 Note is accrued annually effective from May 1, 2011 forward. The 2011 Note is unsecured and repayable on demand. The 2011 Note is senior in right to all existing and future indebtedness which is subordinated by its terms and at the option of the Lender, the principal along with any accrued interest may be converted in whole or part into Common Stock at a price of $0.001.

As this note carries a conversion rate that is less than market rate, the rules of beneficial conversion apply. The difference between the conversion rate and the market rate is classified as a discount on the note and accreted over the term of the note, which with respect to this note is 12 months. The face amount of the outstanding note as of March 31, 2014 is $31,075. As of March 31, 2014, the note has been discounted by $33,849. During the period March 31, 2014, $147 was accreted to financing costs.

2012 Note

On January 2, 2012, the Company issued a 2.00% Convertible Note due January 1, 2013 with a principal amount of $48,000 (the "2012 Note") for cash. Interest on the 2012 Note is accrued annually effective from January 2, 2012 forward. The 2012 Note is unsecured and repayable on demand. The 2012 Note is senior in right to all existing and future indebtedness which is subordinated by its terms and at the option of the Lender, the principal along with any accrued interest may be converted in whole or part into Common Stock at a price of $0.001.

As this note carries a conversion rate that is less than market rate, the rules of beneficial conversion apply. The difference between the conversion rate and the market rate is classified as a discount on the note and accreted over the term of the note, which with respect to this note is 12 months. The face amount of the outstanding note as of March 31, 2014 is $50,154. As of March 31, 2014, the note has been discounted by $50,154. During the period March 31, 2014, $237 was accreted to financing costs.

2013 Note

On January 3, 2013, the Company issued a 2.00% Convertible Note due January 2, 2014 with a principal amount of $12,000 (the "2013 Note") for cash. Interest on the 2013 Note is accrued annually effective from January 3, 2013 forward. The 2013 Note is unsecured and repayable on demand. The 2013 Note is senior in right to all existing and future indebtedness which is subordinated by its terms and at the option of the Lender, the principal along with any accrued interest may be converted in whole or part into Common Stock at a price of $0.001.

F-11

As this note carries a conversion rate that is less than market rate, the rules of beneficial conversion apply. The difference between the conversion rate and the market rate is classified as a discount on the note and accreted over the term of the note, which with respect to this note is 12 months. The face amount of the outstanding note as of March 31, 2014 is $12,299. As of March 31, 2014, the note has been discounted by $12,299. During the period March 31, 2014, $59 was accreted to financing costs.

As of March 31, 2014 and September 30, 2013, accumulated interest of $4,302 and $3,426 respectively, has been accrued on these notes.

2014 Debenture

This debenture consists of $157,500 owing to Warren Sheppard, maturing on March 31, 2015 at 12.5%. This debenture is convertible into shares of common stock, at a price of 50% of the average closing bid price for the 10 days prior to the conversion date.

As this debenture carries a conversion rate that is less than market rate, the rules of beneficial conversion apply. The difference between the conversion rate and the market rate is classified as a discount on the note and accreted over the term of the note, which with respect to this note is 12 months. The face amount of the outstanding note as of March 31, 2014 is $157,500. As of March 31, 2014 the note has been discounted by $157,500. During the period ended March 31, 2014, $157,500 was accreted to financing costs.

NOTE 8 – LOANS FROM RELATED PARTIES

	March 31,	September 30,
	2014	2013
	US$	US$

Loans from related parties	592,531	49,093

The above loans are unsecured, bear no interest and have no set terms of repayment and are repayable on demand.

NOTE 9 – STOCKHOLDER’S DEFICIT

Common Stock

On January 5, 2005, the Company merged with Premier Platforms Holdings Company, a Colorado corporation. The Company issued 115 shares of common stock for outstanding shares in Premier Platforms Holding.

On November 10, 2006 the Company issued 75,837 shares at $5.30 per share of common stock to 3 founding stockholders for cash in the amount of $401,808.

On November 29, 2006 the Company issued 8,146 shares of common stock at $6.75 per share to 5 stockholders for cash in the amount of $54,985.

F-12

During 2006, the Company issued 4,356 shares of common stock to Dante Panella as follows:

Between August 2006 and September 2006, the Company issued 3,111 shares of common stock at $96.42 per share for $300,000 cash.

In November 2006, the Company issued 444 shares of common stock at $168.75 per share for $75,000 cash.

Between November and December 2006, the Company issued 801 shares of common stock at $31.19 per share for $25,000 cash.

On October 30, 2006, the Company's Board authorised a 200:1 reverse stock split.

Between January and October 2007, the Company issued 4,180 shares of common stock at $303.75 per share for $1,269,524 cash.

During 2007, the Company issued 1,481 shares of common stock at $303.75 per share for $449,996 cash.

On October 29, 2007, the Company's Board authorised a 3:1 reverse stock split.

On November 26, 2007, the Company issued 99 shares of common stock at $911.25 per share for $89,999 cash.

During 2008, the Company issued 69,153 shares of common stock at various prices for $950,151 cash.

During 2009, the Company issued 8,849 shares of common stock at various prices for $244,737 cash.

On May 10, 2010, the Company issued 127,160 shares of common stock as repayment of $1,407,588 in convertible demand notes.

During 2010 the Company issued 123,179 shares of common stock to existing stockholders at par in order to correct the price per share valued at $27,654.

During 2011 the Company issued 140,930 shares of common stock to various stockholders for cash of $2,894,897.

On August 22, 2013, the Company's Board authorised a 225:1 reverse stock split. All share and per share data in the accompanying financial statements and footnotes has been adjusted retrospectively for the effects of the stock split.

On October 12, 2013, the Company issued by directors resolution, 10,000,000 shares of newly issued common stock for the purchase of a Memorandum of Understanding (dated September 2, 2013) from a related company; which gave Kibush Capital Corporation the right to acquire 80% ownership in Instacash Pty Ltd, an Australian Currency Services provider, and corporate trustee of the Instacash Trust.

Between October 23, 2013 and March 13, 2014, the Company issued a total of 2,774,000 shares of common stock upon the requests from convertible note holders to convert principal totaling $2,774 into the Company’s common stock based on the terms set forth in the loans. The conversion rate was $0.001.

On February 28, 2014, the Company issued by directors resolution, 40,000,000 shares of newly issued common stock to conclude a Assignment and Bill of Sale (dated February 14, 2014) from a related company (Five Arrows Limited); which gave Kibush Capital Corporation the right to enter into a Joint Venture contract with the leaseholders of certain Mining Leases in Papua New Guinea.

Preferred Stock

Preferred stock includes 50,000,000 shares authorised at $0.001 par value, of which 10,000,000 have been designated Series A. 3,000,000 Series A are issued and outstanding.

F-13

NOTE 10 – INCOME TAXES

The provision/(benefit) for income taxes for the six month periods ended March 31, 2014 and 2013 was as follows (assuming a 15% effective tax rate):

	March 31,	March 31,
	2014	2013
	US$	US$
Current Tax Provision
Federal-
Taxable income
Total current tax provision	-	-
	-	-

Deferred Tax Provision
Federal-
Loss carry forwards	63,025	3,992
Change in valuation allowance	(63,025)	(3,992)
Total deferred tax provision	-	-

The Company had deferred income tax assets as of March 31, 2014 and September 30, 2013, as follows:

	March 31,	September 30,
	2014	2013
	US$	US$

Loss carry forwards	1,359,326	1,296,301
Less - Valuation allowance	(1,359,326)	(1,296,301)
	-	-

The Company provided a valuation allowance equal to the deferred income tax assets for period ended March 31, 2014 because it is not presently known whether future taxable income will be sufficient to utilize the loss carryforwards.

As of March 31, 2014, the Company had approximately $9,062,174 in tax loss carryforwards that can be utilized future periods to reduce taxable income, and expire by the year 2033.

The Company did not identify any material uncertain tax positions. The Company did not recognize any interest or penalties for unrecognized tax benefits.

The federal income tax returns of the Corporation are subject to examination by the IRS, generally for three years after they are filed.

NOTE 11 – FAIR VALUE MEASUREMENTS

The Company adopted Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 820. Under this FASB, fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (an exit price). The standard outlines a valuation framework and creates a fair value hierarchy in order to increase the consistency and comparability of fair value measurements and the related disclosures. Under GAAP, certain assets and liabilities must be measured at fair value, and FASB ASC 820-10-50 details the disclosures that are required for items measured at fair value.

The Company various financial instruments that must be measured under the new fair value standard including: cash in bank. The Company currently does not have non-financial assets or non-financial liabilities that are required to be measured at fair value on a recurring basis. The Company’s financial assets and liabilities are measured using inputs from the three levels of the fair value hierarchy.

- Level 1:  Quoted prices in active markets for identical instruments;

- Level 2:   Other significant observable inputs (including quoted prices in active markets for similar instruments);

- Level 3:   Significant unobservable inputs (including assumptions in determining the fair value of certain investments).

F-14

Financial assets and liabilities carried at fair value and measured on a recurring basis are classified in the hierarchy as follows:

	Fair Value at March 31, 2014
	Level 1	Level 2	Level 3	Total
	$	$	$	$

Cash and cash equivalents	920	-	-	920
Total financial assets carried at fair value	920	-	-	920

	Fair Value at September 30, 2013
	Level 1	Level 2	Level 3	Total
	$	$	$	$

Cash and cash equivalents	1,035	-	-	1,035
Total financial assets carried at fair value	1,035	-	-	1,035

NOTE 12 – RELATED PARTY TRANSACTIONS

Details of transactions between the Corporation and related parties are disclosed below.

The following entities have been identified as related parties :

Warren Sheppard  - Director

Instacash Group  - Majority owned subsidiary

Five Arrows Limited  - Common director and greater than 10% stockholder

Charmaine Rose  - Director and greater than 10% stockholder of Instacash (Pty) Ltd

New World Distilleries (Pty) Ltd  - Common director

The following transactions were carried out with related parties:

	March 31,	September 30,
	2014	2013
	US$	US$
Balance sheets:
Loan from related party
- Director and stockholder of Kibush Capital Corporation	476,629	49,093
- Director and stockholder of Instacash (Pty) Ltd	115,902	-
From time to time, the president and stockholder of the Company provides advances to the Company for its working capital purposes. These advances bear no interest and are due on demand.

Debenture, net
- Director of Kibush Capital Corporation	157,500	-

Income statement:
Directors compensation	125,000	-

NOTE 13 – ACQUISITIONS

Set out below are the subsidiaries of the group as at March 31, 2014, which, in the opinion of the directors, are material to the group. The subsidiaries as listed below have share capital consisting solely of ordinary shares, which are held directly by the Company; the country of incorporation is also their principal place of business.

Name of Entity	Country of Incorporation	Acquisition Date	Voting Equity Interests	Nature of Relationship

Instacash	Australia	October 10, 2013	80%	Note 1

F-15

Note 1: The Instacash Group consists of The Instacash Trust (an Australian Unit Trust) and Instacash (Pty) Ltd (the Australian Corporate Trustee Company). Instacash Trust operates as an Australian currency service provider, trading through its Corporate Trustee Company, Instacash (Pty) Ltd. Kibush Capital Corporation acquired 80 percent ownership interest in The Instacash Trust through the purchase of 800 newly issued units and acquired Instacash (Pty) Ltd through the purchase of 48 newly issued shares of common stock in the company.

On October 12, 2013, the Company issued by directors resolution, 10,000,000 shares of newly issued common stock for the purchase of a Memorandum of Understanding (dated September 2, 2013) from a related company; which gave Kibush Capital Corporation the right to acquire 80% ownership in Instacash Pty Ltd, an Australian Currency Services provider. The fair value of the consideration paid for this acquisition was $117,353.

On October 10, 2013, the Company acquired 48 newly issued shares of common stock in Instacash (Pty) Ltd and 800 units in the Instacash Unit Trust, through signing a stock purchase agreement, for consideration of $500,000 paid through the issuance of a four month promissory note, giving the Company 80% control over the two entities.

The Company has accounted for the Instacash Group acquisition as a business combination and allocated the purchase price to the estimated fair values of assets acquired and liabilities assumed (translated using the foreign currency exchange rates on the date of acquisition):

Instacash Group Acquisition
US$

Cash and cash equivalents	137
Accounts receivable, net	15,674
Fixed assets, net	96,332
Note receivable	500,000
Goodwill	398,081
Trade and other payables	(14,950)
Loans payable	(448,103)
Net assets acquired	547,171

Accumulated losses since acquisition included in the consolidated income statement for the reporting period amounted to $19,780.

NOTE 14 – RECENT ACCOUNTING STANDARD UPDATES

There are no new accounting pronouncements expected to have any impact on the Company's financial statements.

NOTE 15 – SUBSEQUENT EVENTS

In accordance with ASC 855-10, Company management reviewed all material events through the date of this report and determined that there are no additional material subsequent events to report.

F-16

Item 14.  Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

None.

Item 15. Financial Statements and Exhibits

(a) Financial Statements

Annual financial statements for the fiscal year ended September 30, 2013 (Audited)

•	Balance Sheets as of September 30, 2013 and December 31, 2012

•	Consolidated Statement of Operations for the nine-months ended September 30, 2013 and September 30, 2012, the year ended December 31, 2012 and inception (January 5, 2005) through September 30, 2013

•	Consolidated Statement of Stockholders’ Deficit from inception (January 5, 2005) through September 30, 2013

•	Consolidated Statement of Cash Flows for the nine months ended September 30, 2013 and September 30, 2012, the year ended December 31, 2012 and inception (January 5, 2005) through September 30, 2013

•	Notes to Financial Statements

33

Interim financial statements for the six months ended March 31, 2014 (unaudited)

•	Balance Sheets as of March 31, 2014 and March 31, 2013

•	Consolidated Statement of Operations for the six-months ended March 31, 2014 and March 31, 2013, and inception (January 5, 2005) through March 31, 2014

•	Consolidated Statement of Stockholders’ Deficit from inception (January 5, 2005) through March 31, 2014

•	Consolidated Statement of Cash Flows for the six months ended March 31, 2014 and March 31, 2013, and inception (January 5, 2005) through March 31, 2014

•	Notes to Financial Statements

(b) The exhibits listed below are filed as part of this Form 10.

Exhibit	Description

3.1	Amended and Restated Articles of Incorporation dated July 7, 2010

3.2	By-laws

4.1	Certificate of Designation, dated April 19, 2011.

10.1	Stock Purchase Agreement dated June 20, 2013 by and among the Company, More Superannuation Fund and Beachwood Capital, LLC

10.2	$32,000 Promissory Note issued to Hoboken Street Associates, dated May 1, 2011

10.3	$48,000 Promissory Note issued to Hoboken Street Associates, dated January 2, 2012

10.4	$12,000 Promissory Note issued to Hoboken Street Associates, dated January 3, 2013

10.5	Assignment and Bill of Sale between the Company and Five Arrows Limited

10.6	Deed of Trust between Instacash Pty Ltd and the subscribers named therein

10.7	Joint Venture Agreement, dated February 28, 2014 between the Company and the leaseholders named therein

10.8	Employment Agreement, dated October 1, 2013 between the Company and Warren Sheppard

10.9	$500,000 Promissory Note issued to Instacash

10.10	Promissory Note Extension between the Company and Instacash dated February 25, 2014

10.11	Assignment and Bill of Sale dated September 2, 2013

10.12	Convertible Debenture dated March 31, 2014 issued to Warren Sheppard.

21	List of Subsidiaries

99	Proforma financial statements

34

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

KIBUSH CAPITAL CORPORATION

Dated: July 29, 2014	By:	/s/ Warren Sheppard
	Name:	Warren Sheppard
	Title:	Chief Executive Officer and Director (Principal Executive, Financial and Accounting Officer)

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Warren Sheppard	Chief Executive Officer and Director (Principal	July 29, 2014
Warren Sheppard	Executive, Financial, and Accounting Officer)

35